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                            SHARE PURCHASE AGREEMENT

                                  BY AND AMONG

         BLITZ 05-107 GMBH (IN FUTURE NAMED ENTERTAINMENT DISTRIBUTION
                                     GMBH),

                                  AS PURCHASER,

                                       AND

                    UNIVERSAL MANUFACTURING & LOGISTICS GMBH,

                                       AND

                              UNIVERSAL MUSIC GMBH,

                                    AS SELLER

                           DATED AS OF MAY 9, 2005

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      SHARE PURCHASE AGREEMENT dated as of May 9, 2005, by and among BLITZ
05-107 GMBH (in future named: ENTERTAINMENT DISTRIBUTION GMBH), a German limited liability company ("Purchaser"), and UNIVERSAL MANUFACTURING & LOGISTICS GMBH, a German limited liability company (the "Company"), and UNIVERSAL MUSIC GMBH, a German limited liability company ("Seller").

                                    PREAMBLE

      WHEREAS, the Company conducts the European Business in Hanover/Langenhagen, Germany;

      WHEREAS, UMG Manufacturing & Logistics, Inc., a Delaware corporation ("UMG Manufacturing") and Universal Music & Video Distribution Corp., a Delaware corporation ("Universal M&V"), collectively conduct a business similar to the European Business in the United States of America (the "U.S. Business," together with the European Business, the "Businesses");

      WHEREAS, Seller is the owner of the sole share in the nominal amount of DEM 50,000,000.00 (EUR 25,564,594.06) constituting the entire issued and outstanding nominal share capital (Stammkapital) of the Company with its registered offices at Langenhagen/Germany, registered with the commercial register (Handelsregister) at the local court (Amtsgericht) of Hanover/Germany under registration number HRB 52670;

      WHEREAS, Seller desires to sell and transfer all shares in the Company to Purchaser, and Purchaser desires to purchase all shares in the Company from Seller, for the consideration and pursuant to the terms and conditions set forth in this Agreement;

      WHEREAS, pursuant to an Asset Purchase Agreement dated as of the date hereof (the "Asset Purchase Agreement"), UMG Manufacturing and Universal M&V have agreed to sell to Purchaser, certain of the assets and liabilities relating to the U.S. Business; and

      WHEREAS, certain capitalized terms used in this Agreement are defined on Annex I attached hereto and incorporated herein.

      ACCORDINGLY, in consideration of the premises and the mutual representations hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows.

                                   ARTICLE I

                           PURCHASE AND SALE OF SHARES

1.1   TRANSFER OF SHARES.

            (a) On the terms and subject to the conditions contained in this Agreement, at the Closing, Seller shall sell, transfer and assign to Purchaser, free and clear of all Encumbrances, and Purchaser shall purchase and acquire from Seller, the share in the nominal amount of DEM 50,000,000.00 (EUR 25,564,594.06) in the Company, representing the entire

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nominal share capital (Stammkapital) and all of the issued shares of the Company
(the "Shares"). At the Effective Time, ownership of the Shares shall be transferred to Purchaser. Any and all rights and advantages of the Shares that relate to any period on or prior to the Effective Time shall belong to Seller, and any and all rights and advantages that relate to any period after the Effective Time shall belong to Purchaser.

            (b) The sale, transfer and assignment of the Shares according to this Section 1.1 have been consented to by a shareholders' resolution dated on or prior to the date hereof and a copy of which is attached hereto as Exhibit 1.1(b).

1.2   TRANSFER AND ASSIGNMENT OF GOOD TITLE IN AND TO THE SHARES.

      At least there (3) Business Days prior to Closing, Seller and Purchaser shall be obligated to enter into the notarized Share Transfer Agreement duly executed and recorded in front of a Basle (Switzerland) notary public in order to transfer and assign good title in and to the Shares, free and clear of all adverse claims and all other Encumbrances in accordance with Section 15 German Act on Limited Liability Companies (Gesetz betreffend die Gesellschaften mit beschrankter Haftung, GmbHG) with legal effect as of the Effective Time.

1.3   FURTHER ASSURANCES.

      Seller shall, at any time and from time to time after the Closing, upon the written request of Purchaser, do, execute, acknowledge and deliver, and cause to be done, executed, acknowledged or delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney or assurances as may be reasonably required to sell, transfer, assign and deliver to Purchaser, or to aid and assist in the collection of or reducing to possession by Purchaser, of the Shares, or to vest in Purchaser good and marketable title to the Shares. Additionally, Seller agrees, for a period of two years after the Closing, upon the written request of Purchaser (with Purchaser being required in any such instance to reimburse Seller for its out-of-pocket costs, including the cost of any temporary employees or the overtime costs of regular employees), to assist Purchaser in compiling historical information for any financing of the European Business (including the compilation of financial information or otherwise) and to comply with any financial reporting obligations imposed by law, including the provision of audited financial statements for the years ended December 31, 2002, 2003 and 2004 in accordance with GAAP; provided, however, that (a) Seller and its Affiliates shall receive indemnities reasonably acceptable to them to protect them from any and all Liabilities arising from or related to the provision and use of such information (except to the extent that any such Liabilities result from Seller's breach of any representations or warranties under this Agreement) and (b) the requirements on Seller pursuant to this sentence shall not require the performance of tasks that unreasonably interfere with the ordinary course performance of the regular employment duties of the employees of Seller.

                                   ARTICLE II

                                 PURCHASE PRICE

2.1   PURCHASE PRICE.

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      The aggregate consideration to be paid at the Closing by Purchaser to
Seller for the Shares shall be equal to the sum of (euro)23,000,000 plus the Preliminary Adjustment Amount plus the Capital Equipment Amount (collectively, the "Purchase Price"). The Purchase Price will be paid as provided in Section
2.2 and shall be subject to adjustment as provided in Section 2.3.

2.2   PAYMENT OF PURCHASE PRICE AT CLOSING.

      At the Closing, subject to the satisfaction of the conditions set forth in this Agreement, the Purchase Price shall be paid by Purchaser to Seller by wire transfer of immediately available funds to the account designated by Seller. The Closing shall be effective as of 24:00 on the Closing Date/00:00 the day after the Closing Date German Time (the "Effective Time").

2.3   PRELIMINARY AND FINAL ADJUSTMENT AMOUNTS.

      Introduction: The adjustment in the Purchase Price will be initially calculated as an estimate on the Closing Date with a post-closing adjustment when actual audited numbers for the Closing Date are available. Line items on a balance sheet will be adjusted in order to calculate the adjustment in the Purchase Price. Schedule A attached hereto has been prepared as an example of how balance sheet line items would have been adjusted for use in calculating the adjustment in the Purchase Price if the Closing occurred on March 31, 2005 and the adjustment in the Purchase Price were based upon the balance sheet at March 31, 2005. The preliminary and final Purchase Price adjustments will be based upon Preliminary and Final Balance Sheets, and the figures from those balance sheets will be used to update the entries and adjustments in Schedule A. The figures from Schedule A will then be used in the formulas set forth in Schedule B to determine the adjustment in the Purchase Price. The following Section 2.3 sets forth the details of this adjustment.

            (a) At least three (3) Business Days prior to the Closing Date, Seller shall furnish to Purchaser an unaudited estimated balance sheet of the Company as of the close of business on the Closing Date (the "Preliminary Balance Sheet"). Unless otherwise agreed upon, the Preliminary Balance Sheet shall be prepared in accordance with GAAP applied in a manner consistent with the preparation of the Company Financial Statements and the Seller's accounting principles, including Seller's accounting principles known as The Red Book and set forth in Section 2.3 of the Seller Disclosure Schedule, and subject in all instances to the methodologies, principles and procedures described in this
Section 2.3 and set forth on Schedule A.

            (b) The Preliminary Balance Sheet shall be adjusted as described in this Section 2.3(b) and set forth on Schedule A, and the Preliminary Balance Sheet, as so adjusted, shall be used for purposes of calculating the Preliminary Adjustment Amount. Schedule A is an example using the entries and showing the adjustments based upon the balance sheet as of March 31, 2005. The adjustments to the Preliminary Balance Sheet shall be as follows:

                  (i) Cash balance required to be in the Company at the time of the Closing (the "Preliminary Cash Balance") shall be calculated as set forth on Schedule B and shall be equal to the sum of the following:

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                        (A)   The amount set forth in the column entitled
                              "Unpaid Share Capital," which is the amount that is required to be paid in order to satisfy the nominal share capital requirements of German Law (the "Share Capital Payment");

                        (B) The amount set forth in the line item entitled "Pension Provision," which is the amount agreed upon to fund the pre-closing obligations to the employees who participate in the Pension Schemes;

                        (C) The amount set forth in the line item entitled "Employee Loan Scheme," which is the amount owed to employees in the employee loan scheme as defined in the Group works agreement between Polygram Holding GmbH and the group works council of Polygram Holding GmbH dated October 4, 1995 on "Capital Accumulation through Employee Loans" ("Vermogensbildung durch Arbeitnehmerdarlehen");
                              and

                        (D) The amount equal to the "Preliminary Adjustment Amount" as set forth on Schedule B and determined in accordance with Section 2.3(c) below minus the Share Capital Payment plus the amount set forth in the line item entitled "Maintenance Parts" as determined in accordance with Section 2.3(c).

            If the cash balance in the Company as reflected on the Preliminary Balance Sheet is less than the sum of (i)(A) through (D) then the Seller shall contribute cash to the Company to cause the cash balance to equal that sum. Any cash in excess of the sum of (i)(A) through (C) shall be retained by Seller, shall not be included in the assets of the Company and shall be reflected by a corresponding decrease to "Liquid Assets" as shown on Schedule A and a corresponding increase in the intercompany receivables line item as shown on Schedule A; provided, however that if the Purchaser has not furnished the letter of credit as set forth in Section 6.15(c) as of Closing Date hereof "Cash" as defined in Section 6.15(b) shall be deposited by Seller in an escrow account in accordance with Section 6.15(d).

                  (ii) A receivable shall be owed by Seller to the Company (the "Seller Receivable") which shall be calculated as of the time of the Closing as set forth on Schedule B and shall be equal to the sum of the following:

                        (A) The amount set forth in the line item entitled "Current Liabilities," as adjusted to reflect
                              (I) the elimination of the Current Liability entitled "Taxes" that relates to the Company's participation in German fiscal unity and (II) the obligation to pay the Seller the amount of undistributed profits, as computed in accordance with German GAAP, from January 1, 2005 until the end of the Company's German fiscal unity with its Affiliates; plus

                        (B) The amount set forth in the line item entitled "Early Retirement Provision"; plus

                        (C) The amount set forth in the line item entitled "Reorganisation Provision"; minus

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                        (D)   The amount set forth in the line item entitled
                              "Net Current Assets" as adjusted to reflect the following adjustments to Inventory (Stocks):

                              (I) Transfer of all printed parts to Seller which shall not constitute a portion of the inventory to be transferred to Purchaser;

                              (II)  Valuation of all Supplied Production
                                    Components in accordance with the base cost, without any margin to Purchaser, at which such components will be sold back to Seller pursuant to the International Manufacturing Agreement and the International Distribution Agreement;

                              (III) Elimination of all Finished Goods and the
                                    transfer of such Finished Goods to Seller which shall not constitute a portion of the Inventory to be transferred to Purchaser but will be counted and tagged as part of the conduct of the inventory in Section 2.3(d); and

                              (IV)  Valuation of all work in process in
                                    accordance with the base price, without any margin to Purchaser, of the components pursuant to the International Manufacturing Agreement and the International Distribution Agreement.

                        Seller shall pay the Seller Receivable (as finally determined in accordance with Section 2.3(d)) to the Company in accordance with Section 2.5.

                  (iii) Adjustments to Long Term Liabilities shall be made as follows:

                        (A) The amount set forth in the line item entitled "Jubilee" that relates to the Company's Jubilee Program shall be eliminated.

                        (B) The amount set forth in the line item entitled "Deferred Tax" shall be eliminated that relates to the Company's participation in German fiscal unity

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            (c) The Preliminary Balance Sheet shall be accompanied by a preliminary calculation of "Net Equity" minus the "Net Book Value of Fixed Assets," minus the amount set forth in the line item entitled "Maintenance Parts" as calculated after all adjustments described in Section 2.3(b) and as provided in Schedule A are made (such difference referred to herein as the "Preliminary Adjustment Amount"). An example of the calculation of the Preliminary Adjustment Amount if made as of March 31, 2005 in accordance with this Section 2.3 is set forth on Schedule B hereto. The Preliminary Balance Sheet and the Preliminary Adjustment Amount shall be certified by a financial officer of Seller when such items are delivered at least three (3) Business Days prior to the Closing Date. Seller shall provide Purchaser and its accountants access at all reasonable times during the period between the date of delivery of the Preliminary Balance Sheet to the personnel, properties, books and records of the Company for such purpose.

            (d) Final Adjustment Amount.

                  (i) On or as promptly as practicable after the Closing Date, Seller shall take, using either Transferred Employees or a third-party entity reasonably acceptable to Purchaser, a physical count of the Inventory (and a simultaneous physical identification of the Finished Goods). Representatives of Purchaser shall be given an opportunity in all reasonable respects and in good faith to (i) observe, along with their accountants, such taking of the Inventory (and such physical identification of the Finished Goods) and (ii) to conduct test counts of the Inventory (and such physical identification of the Finished Goods) and in connection with such test counts Seller agrees not to release an area from the process until such opportunity to take test counts has been provided to Purchaser. Following preparation of an inventory report in accordance with GAAP and consistent with past practice, Purchaser shall be given an opportunity in all reasonable respects to review the inventory report and work papers.

                  (ii) Within forty-five (45) days following the Closing Date, Seller shall cause a closing balance sheet as of the Closing Date (the "Closing Balance Sheet") to be prepared in accordance with GAAP applied in a manner consistent with the preparation of the Company Financial Statements and Seller's accounting principles and reflective of Inventory as counted pursuant to Section 2.3(d)(i) hereof, and shall deliver the Closing Balance Sheet to Purchaser. The Closing Balance Sheet shall be adjusted in accordance with Section 2.3(b) and as set forth on Schedule A, and the Closing Balance Sheet, as so adjusted, shall be used for purposes of calculating the Final Cash Balance, the Final Seller Receivable and the Final Adjustment Amount. The Closing Balance Sheet shall be accompanied by a revised Schedule A setting forth the adjustments required to be made under Section 2.3(b) and a revised Schedule B setting forth the final calculation of (i) the cash balance required to be in the Company as of the Closing pursuant to Section 2.3(b)(i) (the "Final Cash Balance"), (ii) the amount of the Seller Receivable pursuant to Section 2.3(b)(ii) (the "Final Seller Receivable"), and (iii) "Net Equity" minus "Net Book Value of Fixed Assets" calculated in accordance with Section 2.3(c) hereof (the "Final Adjustment Amount" and together with the Final Cash Balance and the Final Seller Receivable, the "Final Calculations"). Purchaser shall have ten (10) Business Days after delivery of the Final Calculations to give written notice to Seller of its disagreement with any of the Final Calculations (with such notice so timely delivered referred to herein as a "Notice of Disagreement"). Any Notice of Disagreement shall specify in reasonable

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      detail the basis and amount of any disagreement. In the event of a Notice of Disagreement, then the Final Calculations (and the Closing Balance Sheet) (as revised in accordance with clause (i) or (ii) below) shall only become the "Final Calculations" (and corresponding "Closing Balance Sheet") binding upon the parties on the earlier of (i) the date the parties hereto resolve any differences they have with respect to any matter specified in the Notice of Disagreement or (ii) the date any matters in dispute are resolved by an accounting firm jointly selected by Purchaser and Seller or, if the parties are unable to agree, an independent accounting firm jointly selected by Purchaser's, on the one hand, and Seller's, on the other hand, independent accounting firms (such firm, the "Accounting Firm"). During the thirty (30) days immediately following the delivery of a Notice of Disagreement, Purchaser and Seller shall seek in good faith to resolve in writing any differences which they may have with respect to any matter specified in the Notice of Disagreement. At the end of such 30-day period, or such longer period as may be mutually agreed, either Purchaser, on the one hand, or Seller, on the other hand, shall submit for review and resolution by the Accounting Firm any and all matters which remain in dispute and are related to the matters included in the Notice of Disagreement, and the Accounting Firm shall make a final determination with respect to the dispute, which determination shall be binding on the parties. In making such determination: (i) the Accounting Firm shall determine only those matters which remain in dispute and which were included in the Notice of Disagreement and (ii) the scope of any dispute shall be limited as to whether the calculation in dispute under the Notice of Disagreement was done in accordance with this Section 2.3. The Final Calculations (and the corresponding Closing Balance Sheet) shall become final and binding on Purchaser and Seller on the date the Accounting Firm delivers the Final Calculations (and the corresponding Closing Balance Sheet) to the parties. Each party shall pay its own fees and expenses incurred in connection with any Notice of Disagreement; provided, that the fees and expenses of the Accounting Firm pursuant to this Section 2.3 shall be borne one-half each by Purchaser, on the one hand, and Seller, on the other hand.

                  (iii) If the Final Adjustment Amount is less than the Preliminary Adjustment Amount, Seller shall pay to Purchaser within two
      (2) Business Days after the date the Final Calculations become final and binding pursuant to Section 2.3(d), by wire transfer of immediately available funds to the account designated by Purchaser, the amount by which the Preliminary Adjustment Amount exceeds the Final Adjustment Amount and interest on such amount at a rate equal to 6% per annum, calculated on the basis of the actual number of days from the Closing Date to the date of payment.

                  (iv) If the Final Adjustment Amount is more than the Preliminary Adjustment Amount, Purchaser shall pay to Seller within two
      (2) Business Days after the date the Final Adjustment Amount becomes final and binding pursuant to Section 2.3(d), by wire transfer of immediately available funds to the account designated by Seller, the amount by which the Final Adjustment Amount exceeds the Preliminary Adjustment Amount and interest on such amount at a rate equal to 6% per annum, calculated on the basis of the actual number of days from the Closing Date to the date of payment.

                  (v) If the Final Cash Balance is less than the Preliminary Cash Balance, Purchaser shall pay to Seller within two (2) Business Days after the date the

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      Final Calculations become final and binding pursuant to Section 2.3(d), by wire transfer of immediately available funds to the account designated by Seller, the amount by which the Preliminary Cash Balance exceeds the Final Cash Balance and interest on such amount at a rate equal to 6% per annum, calculated on the basis of the actual number of days from the Closing Date to the date of payment.

                  (vi) If the Final Cash Balance is more than the Preliminary Cash Balance, Seller shall pay to Purchaser within two (2) Business Days after the date the Final Calculations become final and binding pursuant to
      Section 2.3(d), by wire transfer of immediately available funds to the account designated by Purchaser, the amount by which the Final Cash Balance exceeds the Preliminary Cash Balance and interest on such amount at a rate equal to 6% per annum, calculated on the basis of the actual number of days from the Closing Date to the date of payment, provided, however, if the additional payment is as a result of an increase in the Liabilities with respect to (i) pension amounts and employee loans as provided in Section 2.3(b)(i), then the Purchaser shall increase the amount of the letter of credit pursuant to Section 6.15(c) at the time of the final payment or Seller shall deposit that portion of the final payment into escrow pursuant to Section 6.15(d).

                  (vii) To the extent practicable, the amounts owed between the parties pursuant to clauses (iii) through (vi) shall be netted against each other.

            (e) Seller and the Company shall be permitted to take any and all actions prior to the Closing to effectuate the adjustments that are set forth in Schedule A.

2.4   GUARANTEE OF RECEIVABLES.

            (a) Seller hereby guarantees to Purchaser all third party accounts receivable reflected on the Closing Balance Sheet in the line item "Trade Debtors" (the "Third Party Receivables"), except to the extent of the reserve for doubtful accounts shown on the Closing Balance Sheet in the line item "Provision." On or before forty-five (45) days after the last Third Party Receivable is due and payable, but in no event before it is due and payable, and within two (2) Business Days of receiving written notice from Purchaser that Third Party Receivables have not been paid to the Company prior to such date (the "Unpaid Third Party Receivables"), Seller shall pay to the Company the amount of Unpaid Third Party Receivables by wire transfer of immediately available funds to the account designated by Purchaser.

            (b) Purchaser shall cause the Company to exercise commercially reasonable efforts to collect the Third Party Receivables; provided, however, that the Company shall not be required to commence litigation or grant any accommodation (financial or otherwise), or incur any other liability or obligation in connection with such collection. Any payments received by the Company or its successors and assigns after the Closing Date from any client, customer or other party who is an obligor on any Third Party Receivables transferred as of the Closing Date (each an "Account Party"), shall, unless any such Account Party objects or specifies otherwise, be applied to the oldest remaining undisputed Third Party Receivables transferred as of the Closing Date from such Account Party in the order in which they arose. The Company shall not agree to set-off or otherwise discount any uncollected Third Party Receivables, in excess of the reserve amount for each Account Party, without Seller's approval in its sole and absolute discretion.

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            (c) Upon Purchaser's receipt of the payment by Seller pursuant to
Section 2.4(a) for the Unpaid Third Party Receivables, Purchaser shall cause the Company to execute appropriate instruments of assignment to assign to Seller or a designee of Seller, and shall turn over to Seller, all evidences of and documents pertaining to, the Unpaid Third Party Receivables. With respect to the Unpaid Third Party Receivables assigned to Seller or its designee, Seller and any designee shall be free to institute such collection efforts, including, without limitation, initiating such legal proceedings with respect thereto as it or they shall determine; provided that Seller and any such designee shall exercise reasonable care to avoid causing damage to Purchaser's relationships with such clients, customers and other obligors. Purchaser agrees to cooperate with Seller and its designees to provide access to records to assist in the collection, rebilling and auditing (by Seller or its representatives) of the Third Party Receivables. Purchaser shall provide reasonable assistance of its employees, without charge.

            (d) If the Company collects Third Party Accounts Receivable in excess of the net amount recorded for any Third Party Receivable taking into account any reserve for doubtful accounts, then the amount of the excess shall be deducted from the payment made by Seller to Purchaser under Section 2.4(a) or paid by wire transfer of immediately available funds to Seller if no payment is owed by Seller to Purchaser.

2.5   SELLER RECEIVABLE.

            (a) The Seller Receivable, as finally determined in accordance with
Section 2.3(d), will be due to the Company as and when the liabilities described in Section 2.3(b)(ii)(A), (B) and (C) become due. Section 2.5 of the Seller Disclosure Schedule sets forth a payment schedule estimating when such liabilities will become due. Purchaser shall notify Seller when any payment of the Seller Receivable is required in connection with such liabilities, including the applicable due date thereof, and Seller shall pay to the Company by wire transfer the amount of such liabilities at least five (5) days before such due date. Purchaser agrees to cause the Company to promptly pay the liabilities upon receipt of the wire transfer from Seller. Purchaser agrees to cause the Company to provide access to Seller to the Company's records to permit verification and auditing (by Seller and its representatives) of the payment of such liabilities by the Company, and Purchaser shall cause the Company to provide reasonable assistance of its employees (with Seller being required in any such instance to reimburse the Company for its out-of-pocket costs, including the cost of any temporary employees or the overtime costs of regular employees).

            (b) On or before December 31, 2006, if any portion of the Seller Receivable remains outstanding, Seller shall be required to fund the full amount of the then remaining Seller Receivable into an escrow account to be used by the Company for the payment of any remaining liabilities described in Section 2.3(b)(ii)(A), (B) and (C). The terms of such escrow shall include that (i) the escrowed funds shall be released for the payment of such liabilities upon the unilateral instruction of the Company to the escrow agent accompanied by proof that the liability is due to a third party, and (ii) Seller shall be entitled to receive periodic distributions of all interest earned on such escrowed funds. The escrow shall terminate when no liabilities remain outstanding and all escrow amounts shall be paid to Seller. Without limiting the foregoing, Purchaser and Seller agree that they will negotiate in good faith to attempt to agree on a net present value of the Seller Receivable remaining outstanding as of December 31, 2006, which negotiations shall commence

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on or about December 1, 2006. If and to the extent that Purchaser and Seller agree on such a net present value, Seller shall pay such amount to the Company on or before December 31, 2006 in full satisfaction of the Seller Receivable and no further payment (including the escrow referred to above in this Section 2.5(b)) shall be required by Seller with respect to the Seller Receivable.

2.6   CAPITAL EQUIPMENT AMOUNT.

      As of the date hereof, the Company has made capital expenditures to install new DVD equipment and for project costs associated with the implementation of a new Time Management System and the procurement of two Skyliners as reflected on Schedule 2.6 of the Seller Disclosure Schedule. Purchaser shall pay to Seller on the Closing Date the amount expended through the Closing Date for the DVD equipment, the Time Management System and Skyliners as evidenced with appropriate invoices showing such expenditures (the "Capital Equipment Amount").

                                  ARTICLE III

                                  THE CLOSING

3.1   THE CLOSING.

      The closing (the "Closing") of the transactions contemplated by this Agreement shall take place at the offices of Greenberg Traurig, LLP, counsel for Purchaser, 200 Park Avenue, New York, New York, on May 31, 2005 or on the next month-end occurring after the satisfaction or waiver of all of the conditions set forth in Article IX (other than those conditions which by their nature are to be, or as are specified in Article IX may be, satisfied at the Closing or on the Closing Date) (the "Closing Date").

                                   ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES OF
                                     SELLER

      Seller represents and warrants to Purchaser as of the date hereof as follows:

4.1   ORGANIZATION, POWER AND AUTHORITY.

            (a) Seller and the Company are each limited liability companies (Gesellschaften mit beschrankter Haftung), duly organized, validly existing under the Laws of the Federal Republic of Germany, having been in continuous and unbroken existence during the lesser of (i) the period of its existence or (ii) the past twenty (20) years, and each have all requisite corporate power and authority to own, lease and operate its Assets and to carry on its business as currently conducted; to Seller's Knowledge, no action is currently being taken by the registrar in charge of the commercial register for striking Seller or the Company off the register and dissolving them as defunct; neither Seller nor the Company are in liquidation or subject to an administrative order therefor.

            (b) The Company has not, within the last five years, (i) used any trade names or assumed names other than the trade names or assumed names set forth opposite its name in Section 4.1(b)(i) of the Seller Disclosure Schedule or (ii) operated any business other than the European Business or as set forth in Section 4.1(b)(ii) of the Seller Disclosure Schedule.

4.2   AUTHORITY; NON-CONTRAVENTION.

      Seller and the Company each have all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and each Related Document to which it is or will be a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each of Seller and the Company of this Agreement and each Related Document to which it is or will be a party, and performance of its obligations hereunder and thereunder have been duly and validly authorized by all necessary action on the part of the Company, Seller and its shareholders. Except as set forth on Section 4.2 of the Seller Disclosure Schedule, this Agreement and each Related Document to which Seller or the Company is or will be a party has been, or upon the execution thereof will be, duly and validly executed and delivered by such Person and constitutes, or upon its execution and delivery will constitute, a valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws relating to or affecting enforcement of creditors' rights generally or by general equitable principles. Neither the execution and delivery of, and/or performance by Seller or the Company of its respective obligations under this Agreement and each Related Document to which it is or will be a party, nor the consummation by each such Person of the transactions contemplated hereby and thereby shall (a) conflict with or result in any violation or breach of, any of the terms, conditions or provisions of, or constitute (with due notice or lapse of time, or both) a default (with or without notice), or give rise to any right of termination, cancellation or acceleration or result in the creation of any Encumbrance upon any of the Shares, any Assets of the Company or Seller, under any provision of their respective Organizational Documents or any Contract to which such Person is a party or by which it or any of the Shares is or may be bound, except, with respect to Contracts only, where such violation, breach, or default, would not reasonably be expected to have a Material Adverse Effect or (b) contravene any Law or cause the suspension or revocation of any material Permit presently in effect, which affects or binds Seller and/or the Company, except where all such contraventions, suspensions or revocations would in the aggregate not reasonably be expected to have a Material Adverse Effect.

4.3   CONSENTS AND AUTHORIZATIONS.

      Except as set forth in Section 4.3 of the Seller Disclosure Schedule, no consent, approval, Permit, Order, notification or authorization of, or any registration, declaration or filing with, any Governmental Entity or any third Person is required in connection with the execution, delivery and performance by any of Seller, the Company or any of their Affiliates of this Agreement or any Related Document to which it is or will be a party or the consummation by any such Person of the transactions contemplated hereby or thereby.

4.4   SUBSIDIARIES AND EQUITY INTERESTS.

      Except as set forth in Section 4.4 of the Seller Disclosure Schedule, none of Seller nor any of its Affiliates has any Subsidiary or owns any Equity Interest in any Person (other than the Company) that operates any portion of the European Business. Except as set forth in Section 4.4 of the Seller Disclosure Schedule, the Company does not have any Subsidiaries. Except as set forth in
Section 4.4 of the Seller Disclosure Schedule, the Company does not own or otherwise hold any Equity Interests in any other Person.

4.5   ABSENCE OF CHANGES.

      Since December 31, 2004, except as set forth in Section 4.5 of the Seller Disclosure Schedule and except for the transactions contemplated by this Agreement, there has not been:

            (a) any change in the Tax or other accounting methods or practices followed by the Company, any change in depreciation or amortization policies or rates previously adopted or any write-up of inventory or other Assets of the Company, to the extent any such change would reasonably be expected to adversely affect the European Business after the Closing Date;

            (b) any sale, transfer or assignment of any of the Company's Assets involving more than (euro)1,000,000 in the aggregate, except in the ordinary course of business consistent with past practice or the transfer of any owned Real Property to Seller or any Affiliate of Seller; or

            (c) any agreement, whether in writing or otherwise, to take any of the foregoing actions.

4.6   TAXES AND OTHER CONTRIBUTIONS.

      Except as otherwise set forth in Section 4.6 of the Seller Disclosure
Schedule:

            (a) All Tax Returns and all returns and interim returns for social insurance contributions and all other legally required declarations have been completely and correctly submitted by the Company to the appropriate authorities within the period stipulated.

            (b) All Taxes including prepayment of Taxes, charges, contributions and other contributions, customs and social insurance contributions have been timely paid by the Company and all withholding taxes, charges, contributions and other contributions, customs and social insurance contributions have been timely withheld and paid to the respective recipients and all amounts under secondary Tax Liability and administrative fines have been timely paid.

            (c) In the Company Financial Statements for the period ending on December 31, 2004 adequate reserves have been created for all Taxes, charges, contributions and other contributions, customs and social insurance contributions not yet due for the period to December 31, 2004. Any refund claims on Taxes, charges, contributions and other contributions, customs and social insurance contributions not yet received for the period to December 31, 2004 have been shown in the correct amount. Taxes, charges, contributions and other contributions, customs and social insurance contributions for the fiscal period starting on January 1, 2005 which are not yet entirely or partly paid (irrespective of whether they are due for payment) are listed in Section 4.6 of the Seller Disclosure Schedule or reserved on the Preliminary Balance Sheet.

            (d) Section 4.6 of the Seller Disclosure Schedule lists all of the jurisdictions in which the Company files a Tax Return or pays Taxes.

            (e) Prior to the Closing Date, any and all domination and profit and loss transfer agreements the Company is a party have been terminated, having the effect that the Company has been released from any and all Liabilities arising out or in connection with any of such domination and profit and loss transfer agreements.

            (f) No concealed profit distributions (verdeckte
Gewinnausschiuttunger) have been made to the Seller by the Company.

            (g) Neither Seller nor the Company has received any notice from any Governmental Entity that any Governmental Entity intends to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Liability for Taxes paid, collected or remitted by the Company either (i) claimed or raised by any Governmental Entity in writing or (ii) as to which any Seller or the Company has Knowledge.

            (h) The Company has not waived any statute or period of limitations with respect to any Tax or agreed, or been requested by any Governmental Entity to agree, to any extension of time with respect to any Tax. No extension of time within which to file any Tax Return of the Company has been requested, granted or currently is in effect.

            (i) The Company is not, and has never been, a party to any tax sharing, indemnity or similar agreement allocating Tax Liability that will not be terminated on the Closing Date without any future Liability to Purchaser or the Company (including for past Taxes).

4.7   ANNUAL ACCOUNTS.

            (a) Section 4.7(a) of the Seller Disclosure Schedule attached hereto contains true, correct and complete copies of the following:

                  (i) the audited annual financial statements of the Company (Jahresabschluss) which include the balance sheets and the profit and loss statements as well as the annual report (Lagebericht) as of December 31, 2004, June 30, 2004, December 31, 2003 and December 31, 2002, including the footnotes thereto, as audited by (and together with the report of their audit) Ernst & Young AG Wirtschaftsprufungsgesellschaft for December 31, 2004, June 30, 2004 and December 31, 2002 and PricewaterhouseCoopers GmbH Wirtschaftsprufungsgesellschaft for December 31, 2003 (all of foregoing being hereinafter collectively called the "Audited Company Financial Statements"); and

                  (ii) the unaudited balance sheet of the Company as of March 31, 2005, and the related unaudited profit and loss statements of the Company for the three months then ended, including any footnotes thereto (all of the foregoing being hereinafter collectively referred to as the "Unaudited Company Financial Statements" and, collectively with the Audited Company Financial Statements, the "Company Financial Statements").

            (b) The Audited Company Financial Statements accurately and completely show in all material respects the assets, liabilities, and expenses of the Company in the relevant financial year, all in accordance with German GAAP. The Unaudited Company Financial Statements accurately and completely show in all material respects the assets, liabilities, and expenses of the manufacturing and distribution business of the Company as at and for the period ending March 31, 2005, all in accordance with GAAP (other than the Jubilee Program which has been accounted for consistent with the Company's past practice), except that the Unaudited Company Financial Statements are subject to lack of footnotes and normal and recurring year-end adjustments and do not include certain items that are required for statutory reporting purposes. Except as set forth in Section 4.7(b) of the Seller Disclosure Schedule, the Company does not have any Liabilities of the type required to be reflected or reserved on a balance sheet in accordance with GAAP or required to be disclosed in footnotes to an audited balance sheet in accordance with GAAP, except for
Liabilities:

                  (i) disclosed in the Company Financial Statements or in the notes thereto except that the Unaudited Company Financial Statements are subject to lack of footnotes and normal and recurring year-end adjustments;

                  (ii) that were incurred after March 31, 2005 in the ordinary course of business and are reflected on the Preliminary Balance Sheet and the Closing Balance Sheet;

                  (iii) permitted to be incurred pursuant to Section 6.2 hereof; or

                  (iv) which do not exceed (euro)50,000 in aggregate.

            (c) Section 4.7(c) of the Seller Disclosure Schedule sets forth the volumes of product manufactured at Hanover for each of the past three fiscal years and for the quarter ended March 31, 2005.

            (d) Neither the Company nor Seller has filed applications for bankruptcy and/or insolvency and/or composition proceedings within the last ten
(10) years regarding the assets of the Company or Seller nor have any such bankruptcy and/or insolvency and/or composition proceedings been initiated by the management of the Seller, the management of the Company or to the Seller's Knowledge, any third party. Neither the Company nor the Seller is over-indebted (uberschuldet) within the meaning of German Insolvency law or (ii) is not able to fulfils its obligation vis-a-vis the creditors (zahlungsunfahig) within the meaning of German Insolvency law. Further, neither Seller nor the Company is aware of any facts that would reasonably be expected to result in any bankruptcy and/or insolvency and/or composition proceedings.

            (e) Since December 31, 2004 the Company has carried on its business in the ordinary and usual course of its business and without any interruption or alteration in the nature, scope or manner of its business. The Company has not borrowed or raised any money or taken any financial facility and has paid its creditors within the times agreed with such creditors and there has been no significant change in the manner or time of issue of invoices or the collection of debts. Except as set forth in Section 4.7(e) of the Seller Disclosure Schedule, since December 31, 2004 the Company has not entered into, or agreed to enter into, any capital commitment in excess of (euro)300,000 nor has it disposed of or realised any capital assets with a book value in excess of (euro)300,000. No loan of the Company has been repaid in whole or part or has become liable to be repaid. Since March 31, 2004, there has been no Material Adverse Change. All costs increases which have occurred since December 31, 2004, in particular, within the framework of permanent debt obligations (for example personnel costs, insurance, rent etc.) are within the usual scope of European Business.

4.8   SUFFICIENCY OF ASSETS; TITLE TO SHARES; TITLE TO ASSETS AND CORPORATE
      MATTERS.

            (a) Except as set forth in Section 4.8(a) of the Seller Disclosure Schedule and except for Licensed Requisite Rights that are addressed in Section 4.10, the Assets of the Company and the rights provided pursuant to the Related Documents, including the provision of materials and services under the Transition Services Agreement and the Lease Agreement, constitute the Assets used in the European Business that together are sufficient for the conduct of the European Business immediately following the Closing in substantially the same manner as currently conducted.

            (b) Except as set forth in Section 4.8(b) of the Seller Disclosure Schedule, all of the Assets of the European Business are in good operating condition and repair considering their respective years in service (except for normal wear and tear and taking into account the intermittent nature of the use of certain equipment that shall not be held to a condition and repair of full-time use) and are suitable for the uses for which they are used in the European Business.

            (c) At the Closing, Seller will have, and will sell, transfer and assign to Purchaser, good and marketable title in the Shares, free and clear of all Encumbrances. The Shares sold, transferred and assigned to Purchaser under this Agreement and the Share Transfer Agreement constitute the entire nominal share capital (Stammkapital) of the Company which is solely held by Seller. The Shares were legally constituted and as of the Closing Date, shall be fully paid in, not refunded and not reduced by refunds or losses. As of the Closing Date there are no contribution obligations (Einlageverpflichtungen) including any interests accrued on former outstanding contribution obligations (Einlageverpflichtungen) of any former and/or current shareholder of the Company. There are no hidden contributions in kind (verdeckte Sacheinlagen). The Shares are free of any third party rights (in particular pre-emption, right of first refusal, conversion, option, pledge, security, fiduciary or similar rights), and are free of other beneficiary rights and voting obligations. There are no Contracts, arrangements or Liabilities granting any third party rights in the Shares, and no third party has made any claim to such rights or burdens relating to the Shares. Seller is the owner of all issued shares in the Company and is not subject to any restrictions in relation to the disposal of the Shares or any part of the Shares. Any and all measures and acts related to the Company until the Closing Date are in line with Section 30 German Act on Companies with Limited Liability (GmbH-Gesetz).

            (d) Except as set forth in Section 4.8(d) of the Seller Disclosure Schedule, the Company has, and at the Closing will have, good and marketable title, or a valid leasehold interest, in each of the assets and properties of the Company that are tangible in nature and are owned and used in the European Business, free and clear of all Encumbrances, except for Permitted Encumbrances.

            (e) Current copies of the Company's Articles of Association, as well as presently applicable rules of procedure for the management of the Company, as well as a current certified excerpt from the relevant Commercial Register (Handelsregister) were provided to Purchaser. Neither modification of the version provided to the Purchaser nor any shareholder's resolution which have to be filed with the Commercial Register (Handelsregister) (but have not yet been entered) have been made. The articles of association of the Company in the version dated June 17, 2004 and the Profit and Loss Transfer Agreement are the only documents in place governing the corporate constitution of the Company including shareholder's rights and obligations. All acts and measures which under the Laws of the Federal Republic of Germany are to be registered in the Commercial Register (Handelsregister) with respect to the Company are correctly and completely reflected in the Commercial Register.

            (f) Neither Seller nor any of its Affiliates have current loans to or by the Company other than as reflected on the Company Financial Statements or incurred in the ordinary course of business since March 31, 2005 as part of the cash management practices of the Company; provided, however, on or before the Closing Date, other than the Seller Receivable(which may or may not be considered a loan) any and all such loans shall be satisfied and removed from the books of the Company.

            (g) As of the Closing Date, all profits and dividends granted to the shareholders of the Company relating to the fiscal year ending on December 31, 2004 and/or any other previous fiscal year shall have been distributed to the shareholders of the Company. As of the Closing Date, all profits and dividends for all time periods from January 1, 2005 through the end of the Company's fiscal unity with its Affiliates shall have been distributed, as calculated in accordance with German GAAP. The amount of undistributed profits from the end of the Company's fiscal unity with its Affiliates to the Closing Date shall be no greater than the amount set forth in Section 2.3(b)(ii)(A)(II). No current and/or former shareholders of the Company shall have any claims or rights to any profits or dividends from the Company.

4.9   REAL PROPERTY-OWNED OR LEASED.

            (a) The Company does not own any real property. There are no claims of third parties against the Company or obligations of the Company to third parties (including Seller, Universal Verwaltungs - und Dienstleistungs GmbH and any other company of the Vivendi-Universal group) resulting from the former ownership of real property under agreements or statutory laws or the former (at least) economic ownership of certain buildings as transferred to Seller and Universal Verwaltungs- und Dienstleitung GmbH under the agreements of June 30, 2004.

            (b) Universal Verwaltungs- und Dienstleistungs GmbH, Berlin, Germany, is leasing to the Company pursuant to the terms of the Lease Agreement attached hereto as Exhibit 9.2(h)(iii) the real property used by the Company or any of its Affiliates in the operations of the European Business (the "Leased Real Property").

            (c) There are no outstanding, or to the Knowledge of Seller threatened, claims against or payment obligations of the Company related to any lease or land use agreements

(other than the obligation of the Company to comply with the terms of the Lease Agreement) entered into by the Seller or any other company of the Vivendi-Universal group.

            (d) The Leased Real Property constitutes all real property used or occupied by the operations of the European Business.

            (e) To the Knowledge of Seller with respect to the Leased Real Property, except as set forth in Section 4.9(e) of the Seller Disclosure
Schedule: (i) no portion thereof is subject to any pending condemnation, zoning or other land use Proceeding by any Governmental Entity which would have a material adverse effect on the use and operation of any portion of the Leased Real Property for its intended purpose; (ii) there are no Contracts to which either the Company, Seller or any of their Affiliates is a party, granting to any party or parties except the Company the right of use or occupancy of any portion of the parcels of the Leased Real Property other than agreements for the placement of equipment by vendors; (iii) there are no parties in possession of the Leased Real Property except the Company and its Affiliates; (iv) there are no Encumbrances (other than Permitted Encumbrances); and (v) no notice of any increase in the assessed valuation of the Leased Real Property and no notice of any contemplated special assessment has been received by Seller or the Company or any of their Affiliates, and to the Knowledge of Seller, there is no threatened increase in assessed valuation or threatened special assessment pertaining to any of the Leased Real Property.

            (f) Neither Seller nor the Company has received notice of any material disputes relating to the Leased Real Property, especially relating to the hereditary building right agreement with Kolkwiese
Grundstucksverwaltungsgesellschaft mbH.

            (g) There are no Liabilities of the Company or disputes resulting from the agreement on the sale and transfer of the real property formerly owned by the Company to Universal Verwaltungs - und Dienstleistungs GmbH dated June 30, 2004 (deed-role no. 123/2004 of the notary Dr. Ulrich Stobbe, Hannover) and from the transfer agreement between Seller and the Company dated June 30, 2004 (deed-role no. 122/2004 of the notary Dr. Ulrich Stobbe, Hannover).

4.10  INTELLECTUAL PROPERTY.

            (a) Section 4.10(a) of the Seller Disclosure Schedule sets forth a correct and complete list of all Licensed Requisite Rights, other than normal and routine commercially available off the shelf software agreements.

            (b) Except as set forth in Section 4.10(b) part 1 of the Seller Disclosure Schedule the Company has a valid license or other right to use the Licensed Requisite Rights all of which licenses are in full force and effect and, except as set forth in Section 4.10(b) part 2 of the Seller Disclosure Schedule, the Company has not violated any provision of, or committed or failed to perform any act which could constitute a default under, the provisions of any such licenses. Except as set forth in Section 4.10(b) part 3 of the Seller Disclosure Schedule, no such licenses may be terminated for convenience or for change of control by the respective licensors.

            (c) Except as set forth in Section 4.10(c) of the Seller Disclosure Schedule, Seller has previously made available to Purchaser correct and complete copies of each Contract under or pursuant to which the Licensed Requisite Rights are licensed to the Company or that relate to the European Business, other than normal and routine commercially available off the shelf software license agreements.

            (d) Except as set forth in Section 4.10(d) of the Seller Disclosure Schedule, the Licensed Requisite Rights include all Intellectual Property Rights necessary for the Company's operation of the European Business as presently conducted. The Company's operation of the European Business as presently conducted, including the manufacture, distribution and sale of any Products or the use of any process in Germany now used or offered by the Company will not, infringe, violate, misappropriate or conflict with any Intellectual Property Rights of any Person licensing such rights to the Company or, to the Knowledge of Seller, any other person.

            (e) Except as set forth in Section 4.10(e) part 1 of the Seller Disclosure Schedule, there are no actions, claims, demands or proceedings instituted, pending, or to Seller's Knowledge threatened, by any third party or any of Seller's personnel pertaining to or challenging the Company's right to use the Licensed Requisite Rights or claiming any rights therein. Except as set forth in Section 4.10(e) part 2 of the Seller Disclosure Schedule, the Company is not obliged to remunerate any employee inventors pursuant to the Employee Inventors Act (Arbeitnehmererfindergesetz) or similar provisions following the Closing.

            (f) Except as set forth in Section 4.10(f) of the Seller Disclosure Schedule, any and all royalties and other payments required to be paid under the Patent Licenses as a result of or in connection with the operation of the European Business and any other technology patents required for the operation of the European Business on or prior to the Closing Date have been paid.

4.11  AGREEMENTS, NO DEFAULTS, ETC.

            (a) Section 4.11(a) of the Seller Disclosure Schedule contains a true and complete list of all Contracts that:

                  (i) relate to the European Business to which the Company and or any of its Affiliates is a party; and

                  (ii) (A) involve the payment or receipt by the Company of at least (euro)100,000 in the case of any single Contract during the last fiscal year or pursuant to which the Company expects to pay or receive at least (euro)100,000 in the case of any single Contract during the current fiscal year; (B) have a binding remaining term of at least one year which cannot be cancelled without penalty on written notice of 60 days or less, provided the aggregate of the payments remaining on all Contracts that have a binding term of less than one year and may be cancelled without penalty on written notice of sixty days or less does not exceed
      (euro)100,000; (C) contain a covenant limiting the freedom of the Company to engage in any line of the European Business in any geographic area or to compete with any Person that limits the conduct of the Company; (D) provide for the employment of any officer, employee or consultant or any other type of Contract or understanding with any officer, employee or consultant, including any agreement or understanding relating to severance payments; (E) provide for indemnification by the Company with respect to Liabilities relating to any Facility or current or former business of the Company or any of its predecessors or with respect to Liabilities under any Environmental, Health and Safety Law or for the investigation, remediation, or clean up of any Hazardous Materials other than as entered into in the ordinary course of business when entering into a service agreement with a service provider or contractor performing services at the Facility; (F) provide for any joint venture, partnership or similar arrangement by the Company; (G) obligate the Company to acquire any shares, part of shares or assets of any company by way of capital increases, share purchase and assignment agreements, asset purchase agreements or any other potential acquisition obligation in particular, including joint venture agreements or co-operation agreements; or (H) provide for any silent participation, loans linked to equity, loans with profit participation, beneficial rights, sub-participation or similar corporate legal relationships or trusts.

            (b) All such Contracts are legal, valid and binding obligations of the parties thereto and are in full force and effect. Neither the Company or any such Affiliate, as applicable, nor, to Seller's Knowledge, any of the other parties thereto have violated any provision of, or committed or failed to perform any act which could constitute a material default under the provisions of, any such Contract.

            (c) Section 4.11(c) of the Seller Disclosure Schedule contains a true and complete list or description of all Contracts that are between or among either Seller, the Company and any of their Affiliates, including any inter-company agreements (Unternehmensvertrage) with other companies within the meaning of Section 291 et seq. Stock Corporation Act (Aktiengesetz, AktG), other than such agreements as will be performed or terminated prior to Closing none of which is material to the operations of the European Business.

            (d) Purchaser has been furnished with true and complete copies of all written items listed in Section 4.11(a) of the Seller Disclosure Schedule and Section 4.11(c) of the Seller Disclosure Schedule.

4.12  LITIGATION, ETC.

      Except as disclosed in Section 4.12 of the Seller Disclosure Schedule, there are no (a) Proceedings pending or, to the Knowledge of Seller, threatened against (i) the Company or (ii) any of the Company's Affiliates relating to the European Business, whether at law or in equity, whether civil or criminal in nature or before or by any Governmental Entity or arbitrator, or (b) Orders of any Governmental Entity or arbitrator involving or against the Company or the European Business. Except as disclosed in Section 4.12 of the Seller Disclosure Schedule, during the past two (2) years, there have not been any settled or finally determined material Proceedings against the Company or relating to the European Business.

4.13  COMPLIANCE WITH LAWS.

            (a) Except as set forth in Section 4.13(a) of the Seller Disclosure Schedule, and other than as specifically addressed elsewhere in this Agreement, the Company (i) is in compliance with and, during the past two (2) years has complied with and operated and maintained the European Business in compliance with, all Laws applicable to it and the

European Business, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect and (ii) has all Permits from, and during the past two (2) years has had all Permits from and has made all filings with and payments to, all Governmental Entities required to conduct the European Business as currently conducted, except where the failure to have such Permits or make such filings or payments would in the aggregate not reasonably be expected to have a Material Adverse Effect. Neither Seller nor the Company has received any written notice regarding any actual or alleged violation by Seller or the Company of any material Laws in connection with the European Business.

            (b) Section 4.13(b) of the Seller Disclosure Schedule contains a correct and complete list of all material Permits used by or held for use in the European Business (copies of which have been previously provided to Purchaser).

            (c) No event has occurred that would reasonably be expected to constitute or result directly in a violation of or a failure to comply with the term or requirement of any Permit or result in the revocation, withdrawal, suspension, cancellation or termination of any Permit.

4.14  INSURANCE.

            (a) Section 4.14(a) of the Seller Disclosure Schedule contains a correct and complete list of all currently existing policies of liability, theft, fidelity, life, fire, product liability, workmen's compensation, health and other forms of insurance for the European Business (specifying the insurer, amount of coverage, whether the insurance is pursuant to a Company policy or a policy of Seller, whether the insurance is pursuant to a claims-made or an occurrence-based policy, type of insurance, policy number, deductible or retention amount, policy term and any claims submitted to the insurance company and not acted upon that were exclusively related to the European Business). Such insurance coverage or similar insurance coverage has been maintained at all times in the past three years during the course of the operation of the European Business.

            (b) Except as set forth in Section 4.14(b) of the Seller Disclosure Schedule, with respect to each policy of insurance listed in Section 4.14(a) of the Seller Disclosure Schedule: (i) all premiums due are currently paid, and neither the Company nor any party to such policies is in default in any respect with respect to its obligations under such policy and (ii) none of the Company, Seller nor any of their respective Affiliates has received any written notice that such policy has been or shall be canceled or terminated or will not be renewed or that the issuer of any policy of insurance is not willing to perform its obligations thereunder.

4.15  LABOR RELATIONS; EMPLOYEES.

            (a) Section 4.15(a) of the Seller Disclosure Schedule sets forth a complete and correct list as of the March 31, 2005 (which list shall be updated by Seller immediately prior to the Closing for any employment changes occurring in compliance with this Agreement or in the ordinary course of the European Business from March 31, 2005 to the Closing Date), of all employees and managing directors of the Company, including information regarding (i) name, (ii) classification of each as officer (managing director or key employee (leitender Angestellter)), regular employee (administrative employee (Angestellter) and hourly employee (Arbeiter)), leased employee, temporary employee, or consultant and providing the official title of each, (iii) such person's current base salary or compensation rate (including bonuses and commissions), (iv) such person's current accrual of vacation pay, (v) the respective dates upon which each individual commenced employment, (vi) information, whether Employee is on old age part time scheme (and in what type of scheme), if any, (vii) age of the Employee, (viii) indicator of known disability or granted status of equality (Gleichstellung) under the German Social Code Book IX (Sozialgesetzbuch IX - SGB IX), (ix) indication whether employee has informed Seller by written notice that she is pregnant, (x) indication whether employee is on parental leave in accordance with the German Act on the Protection of Mothers (Mutterschutzgesetz) or the German Act on Educational Benefits (Bundeserziehungsgeldgesetz), (xi) indication whether employee is a member or replacement member of the works council or other employee representative organ, (xii) indication of employees who are released from work during their compulsory military service (Wehrdienst) or Employees in civilian services (Zivildienst), and (xiii) indication whether and when notice of termination to any Employee was given and the effective date of termination. To the Knowledge of Seller, none of the Employees listed in Section 4.15(a) of the Seller Disclosure Schedule has provided written notice that he or she intends to terminate his or her employment or engagement and no former key Employee (leitender Angestellter) or managing director has left the service of the Company within the six (6) months preceding the date of this Agreement. Except as set forth in Section 4.15(a) of the Seller Disclosure Schedule, no bonus, severance or other payment is due for payment to any Employee or managing director. No managing director or Employee is entitled to terminate his or her employment or receive compensation based upon a sale of the Company. In the past three (3) years the Company has not assumed any part of a business that could be construed as constituting a transfer of business or undertaking as defined in section 613a of the German Civil Code (Burgerliches Gesetzbuch - BGB).

            (b) Apart from those persons listed in Section 4.15(b) of the Seller Disclosure Schedule (i) the Company does not employ any freelancers, (ii) none of the freelancers listed in Section 4.15(b) of the Seller Disclosure Schedule has ever claimed to be an employee of the Company or Seller, and (iii) none of the freelancers listed in Section 4.15(b) of the Seller Disclosure Schedule is treated by the Company in a manner that would reasonably be expected to cause the freelancer to be regarded as an Employee under German employment, tax or social Law and neither Seller nor the Company has received written or during the course of an audit by social security authorities, oral notice that any tax or social security authority in Germany has determined that any freelancer listed in Section 4.15(b) of the Seller Disclosure Schedule is an Employee.

            (c) Except as set forth in Section 4.15(c) of the Seller Disclosure Schedule, no present or former Employee, managing director, or freelancer has any valid claim for any period prior to Closing against the Company or the European Business with respect to accumulated remuneration, compensation, bonuses, commissions, overtime payment, holiday pay, compensation for unused vacation or severance payments, compensation for observing a post-contractual/post-termination non-competition covenant under the Laws of Germany or compensation for any inventions made by employees in the course of their employment (Arbeitnehmererfindungen).

            (d) With the exception of the collective bargaining agreements listed in Section 4.15(d) of the Seller Disclosure Schedule, there are no collective bargaining agreements applicable to either the employment relationship or service relationship of Employees or managing directors of the Company either through statutory application or by agreement with the Employees. There are no strikes, slowdowns, picketing, or lockouts pending, or to the Knowledge of the Seller or the Company, threatened relating to or affecting the Company. With exception of those listed in Section 4.15(d) of the Seller Disclosure Schedule, the Company is not member of any employers' association being entitled to enter into collective bargaining agreements which would also apply to the Company. There are currently no negotiations pending with the Company or the employer's associations listed in Section 4.15(d) of the Seller Disclosure Schedule with respect to a new collective bargaining agreement or, save for those listed in Section 4.15(d) of the Seller Disclosure Schedule with regard to any amendment of such agreement. None of the agreements listed in
Section 4.15(d) of the Seller Disclosure Schedule has been terminated by written notice by either party, nor has any party informed the other that it intends to either re-negotiate or terminate any of the agreements listed in Section 4.15(d) of the Seller Disclosure Schedule.

            (e) Except as set forth in Section 4.15(e) of the Seller Disclosure Schedule there are no Proceedings regarding harassment, discrimination, wages, hours, collective bargaining, employment standards, employment classifications, working conditions, immigration, disability, equal opportunity, occupational safety and health, the payment of social security and other taxes, or any other employment-related issue or claim, pending or, to the Knowledge of Seller, threatened, relating to or affecting the employees listed on Section 4.15(a) of the Seller Disclosure Schedule, except for Proceedings which have been filed but have not yet been disclosed (either via notice or otherwise to the Company or the Seller). Except as set forth in Section 4.13 of the Seller Disclosure Schedule, the Company has complied in all material respects with all Laws relating to the hiring and retention of all Employees which relate to wages, hours, equal opportunity, collective bargaining, employment standards, employment classifications, working conditions, immigration, disability, the payment of social security and other taxes, and any other employment-related Laws. The Company has not received notice during the past two years from any Governmental Entity responsible for the enforcement of labor or employment Laws that such Governmental Entity intends to conduct an investigation of the Company with respect to the European Business, and no such investigation is pending or, to the Knowledge of Seller, threatened. All withholding-tax payments and social security contributions were duly withheld and paid to the tax authorities or social security carriers or adequate provision has been made on the Company's Financial Statements, as the case may be.

            (f) Section 4.15(f) of the Seller Disclosure Schedule includes a full and accurate list as of March 31, 2005 (which list shall be updated by Seller immediately prior to the Closing for any employment changes occurring in compliance with this Agreement or in the ordinary course of the European Business from March 31, 2005 to the Closing Date) of (i) former employees of the Company, whose employment was terminated in the past two (2) years, including former employees dismissed in the course of a restructuring under the Reconciliation Agreement (Interessenausgleich) and the Social Plan (Sozialplan) dated June 29, 1999, as amended on September 30, 2003, (ii) the termination date for each former employee and (iii) the amount of compensation paid or payable to these former employees regardless of whether the former employee is to be paid in accordance with the Social Plan or any other agreement (e.g., termination agreement). There are no Proceedings pending or, to the Knowledge of the Company, threatened with respect to the former employees listed in Section

4.15(f) of the Seller Disclosure Schedule (e.g., wrongful dismissal actions (Kundigungsschutzklagen)).

            (g) No managing director or Employee is entitled to any shares or participation in the Company. Except as set forth in Section 4.15(g) of the Seller Disclosure Schedule, the Company has not granted any stock option or other plan to any Employee or managing director pursuant to which that Employee or managing director is entitled to any shares or other interests in the Company or under which the Company would be required to provide any Employee or managing director with shares or other interests of another entity.

            (h) Section 4.15(h) of the Seller Disclosure Schedule contains a true and accurate list of employees of the Company as of March 31, 2005 (which list shall be updated by Seller immediately prior to the Closing for any employment changes occurring in compliance with this Agreement or in the ordinary course of the European Business from March 31, 2005 to the Closing
Date), who are entitled to any payments by the Company with respect to employee loans (Arbeitnehmerdarlehen) pursuant to the Group Works Agreement between Polygram Holding GmbH and the group works council of Polygram Holding GmbH dated October 4, 1995 on "Capital Accumulation through Employee Loans" ("Vermogensbildung durch Arbeitnehmerdarlehen"), including total amounts owed to such Employees and the interest rate for individual amounts.

            (i) Section 4.15(i) of the Seller Disclosure Schedule includes a full and accurate list of all benefits, other than as set forth in other sections or schedules to this Section 4.15, to which Employees are entitled to by means of either (i) a general promise given to Employees (Gesamtzusage) or
(ii) customary business practice (betriebliche Ubung).

            (j) Section 4.15(j) of the Seller Disclosure Schedule includes a complete and accurate list of all Employees' representative bodies, including works council (Betriebsrat), group works council (Konzernbetriebsrat), European works council (Europaischer Betriebsrat), youth and trainee representation (Jugend- und Auszubildendenvertretung), economic committee (Wirtschaftsausschuss), key managerial Employees committee (Sprecherausschuss), supervisory board (Aufsichtsrat), representative organ for disabled employees (Schwerbehindertenvertretung) and other representative organs established under the Works Constitution Act (Betriebsverfassungsgesetz - BetrVG) or other German statutory law. Section 4.15(j) of the Seller Disclosure Schedule also includes a list of all members of such representative body, including the replacement members (Ersatzmitglieder).

            (k) Section 4.15(k) of the Seller Disclosure Schedule includes a full and accurate list of all group works agreements (Konzernbetriebsvereinbarungen) and local works agreements (Betriebsvereinbarungen) and other agreements and regulations agreed upon with the works council of the Company or the groups works council of Universal Holding GmbH, including any of such agreements being terminated but remaining effective until a new agreement is entered into or for any interim period applying to the employment of any Employee of the Company. Except as set forth in Section 4.15(k) of the Seller Disclosure Schedule, there are currently no negotiations pending with the Company with regard to entry into any new works agreements or group works agreements, nor has the Company been informed in writing by any party to such agreement or provided written notice to any party to such agreement that it or the other party intends to either re-negotiate or terminate either of the works agreements.

            (l) There are no agreements with a committee representing key managerial Employees or other body representing the Employees, regarding the employment of any Employee or the services of any managing director other than the agreements with the works councils listed in Section 4.15(k) of the Seller Disclosure Schedule.

            (m) There are no Proceedings involving the Company regarding the works council and its duties and rights.

            (n) With the exception of the items listed in the Seller Disclosure Schedule with respect to this Section 4.15, there are no further Employee Plans under which Employees are entitled to any bonus, severance benefit or benefits of any kind from the Company.

4.16  PENSIONS.

            (a) Section 4.16(a) of the Seller Disclosure Schedule contains a true, accurate and complete list of the pension arrangements and commitments applicable to (i) Employees and managing directors of the Company and (ii) any employees or managing directors who have left the Company with vested pension claims or retirees who have retired with pension claims after August 31, 2004 (the "Pension Schemes"). Section 4.16(a) of the Seller Disclosure Schedule includes the names of (i) employees and managing directors of the Company as of March 31, 2005 (which list shall be updated by Seller immediately prior to the Closing for any employment changes occurring in compliance with this Agreement or in the ordinary course of the European Business from March 31, 2005 to the Closing Date) and (ii) any employees or managing directors who have left the Company and have vested pension claims against the Company and any retirees who have retired with pension claims after August 31, 2004, including their entitlements upon the signing of this Agreement under the Pension Schemes. There are no further retirees or former employees with vested pension claims under the Pension Schemes or other pension arrangements for which the Company is responsible for payment. Section 4.16(a) of the Seller Disclosure Schedule sets forth each Employee's and each managing director's accrued pension entitlements and the accrued pension entitlements of all retirees who have retired with pension claims after August 31, 2004 as well as monthly contributions paid to or reserves accrued under each Pension Scheme for each Employee and managing director, differentiating between the Company's contributions or Employee's contributions by means of salary conversion. All Pension Schemes, other than the Pension Scheme for executives, are closed for new-entries and no current or former employees have any entitlement to any future benefits under these schemes, unless they are already covered under these schemes. As of the completion of the Pension Drop Down described in Section 4.16(d) of the Seller Disclosure Schedule, there are no former employees or managing directors of the Company (or family members of such employees or managing directors claiming through them) whose employment or services with the Company, either as a result of termination or retirement, ended prior to August 31, 2004 who have vested pension rights or receive a pension from the Company. Any and all information regarding the pension arrangements and commitments applicable to the Employees and managing directors of the Company, including all retirees and former employees and managing directors of the Company, provided by Seller and the Company in connection with or for purposes of the pension valuation prepared by Mercer Human Resource Consulting GmbH was true, accurate and complete.

            (b) As of December 31, 2004, the Company has accumulated book reserves for future liabilities to Employees under the Pension Schemes in the annual accounts of the Company in accordance with the calculations set forth in
Section 4.16(b) of the Seller Disclosure Schedule. The contributions to the statutory mutual-pension-insurance-association (Pensions-Sicherungs-Verein a.G.
- PSV) have been duly paid in the past and there are no arrears with regard to any contributions to the PSV.

            (c) The Company has made the contributions required under the regulations of the Versorgungswerk der deutschen Philips Unternehmen a.G. (Allgemeine Versicherungsbedingungen).

            (d) The newly established pension corporation, Universal Pension Verwaltung GmbH & Co. KG as registered in the commercial register kept at the Local Court of Berlin Charlottenberg under HRA 36352 of March 14, 2005, assuming the liabilities for those employees whose claims were transferred due to the pension drop down described in Section 4.16(d) of the Seller Disclosure Schedule (the "Pension Drop Down") is sufficiently funded or has sufficient commitments to cover any and all current, future and contingent transferred pension entitlements. The details of the steps and actions taken in connection with the Pension Drop Down and the pension claims and obligations transferred in accordance with this Pension Drop Down are correctly described in Section 4.16(d) of the Seller Disclosure Schedule.

4.17  ENVIRONMENTAL MATTERS.

            (a) Except as set forth in Section 4.17(a) of the Seller Disclosure Schedule, the Company possesses all Permits and governmental authorizations required under Environmental, Health and Safety Law to operate the European Business as currently operated, and, at the time of Closing is in compliance with all applicable Environmental, Health and Safety Laws and Permits, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect.

            (b) Except as set forth in Section 4.17(b) of the Seller Disclosure Schedule, in the past five years, neither Seller nor the Company nor any of their Affiliates has received any written notice regarding any actual or alleged violation by Seller, the Company or any of their Affiliates of any Environmental, Health and Safety Laws in connection with the European Business, other than such violations that would not reasonably be expected to have a Material Adverse Effect.

            (c) Except as set forth in Section 4.17(c) of the Seller Disclosure Schedule, there are no pending, or to Seller's Knowledge, threatened, Environmental Claims against the Company or Environmental Costs and Liability of the Company arising out of the operation of any of the Facilities, the operation of the European Business, or any Off-Site Disposal Location to which Hazardous Materials or materials containing Hazardous Materials were sent for handling, storage, treatment or disposal from the Facilities.

            (d) Except as set forth in Section 4.17(d) of the Seller Disclosure Schedule, there have been no Releases of Hazardous Materials into the soil or groundwater of the Facilities in concentrations legally requiring notification, remediation or other corrective action (other than de minimis quantities of Hazardous Materials).

            (e) Seller has provided Purchaser with correct and complete copies of all Phase I or Phase II studies, environmental compliance audits, and periodic environmental compliance updates completed by Seller or on behalf of Seller or by or on behalf of the Company with respect to the Facilities conducted in the past five years.

            (f) Except as set forth in Section 4.17(f) of the Seller Disclosure Schedule, there are no Encumbrances (other than Permitted Encumbrances) arising under or pursuant to any Environmental, Health or Safety Law on any Facility and material to the continued operation of the European Business as currently conducted including those which would be reasonably expected to give rise to the imposition of special conditions under any Environmental, Health and Safety Law with respect to the ownership, occupancy, development, use or transferability of any such Facility.

            (g) Except as set forth in Section 4.17(g) of the Seller Disclosure Schedule, there is not now and there has never been any asbestos-containing material in any form or condition, any underground storage tanks, above-ground storage tanks containing Hazardous Materials, landfill, waste pile, surface impoundment (other than for storm water), or article or equipment containing polychlorinated biphenyls on or at any of the Facilities.

4.18  BROKERS.

      Neither Seller nor any of its Affiliates has employed any broker or finder or incurred any Liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby for which Purchaser or the Company will have any Liability after the Closing.

4.19  SUPPLIERS AND VENDORS; FRANCHISEES AND LICENSEES.

      Except as set forth in Section 4.19 of the Seller Disclosure Schedule, in the ordinary course of business, since October 31, 2004, no material supplier or vendor used in connection with the European Business and no Person providing material maintenance services to the European Business has canceled or otherwise terminated any Contract or, to the Knowledge of Seller, threatened to cancel or otherwise terminate, its relationship with the Company or has during that period decreased, limited or otherwise modified, or, to the Knowledge of Seller, threatened to decrease, limit or otherwise modify, the services, supplies or materials it provides to the European Business unless at the request or with the consent of Seller in the ordinary course of business.

4.20  DIRECTORS AND OFFICERS AND BANK ACCOUNTS.

      Section 4.20 of the Seller Disclosure Schedule contains a correct and complete list of (a) the names of all of the current directors and officers of the Company and (b) the name of each bank in which the Company has an account or safe deposit box, and the names of all Persons authorized to draw thereon.

                                   ARTICLE V

                        REPRESENTATIONS AND WARRANTIES OF
                                    PURCHASER

      Purchaser represents and warrants to Seller on the date hereof as follows:

5.1   ORGANIZATION; AUTHORITY.

      Purchaser is a limited liability company under the laws of the Federal Republic of Germany entered into the commercial register (Handelsregister) of the local court (Amtsgericht) of Munich under HRB 156911 and has all requisite power and authority to own, lease and operate its Assets and to carry on its business as currently conducted and as presently proposed to be conducted.
Section 5.1(a) of the Purchaser Disclosure Schedule sets forth the names of the shareholders of the Purchaser.

5.2   ACTION; AUTHORITY; NON-CONTRAVENTION.

      Purchaser has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and each Related Document to which it is or will be a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and each Related Document to which it is or will be a party, and performance of its obligations hereunder and thereunder have been duly and validly authorized by all necessary action on the part of Purchaser and its shareholders. This Agreement and each Related Document to which Purchaser is or will be a party has been, or upon the execution thereof will be, duly and validly executed and delivered by Purchaser and constitutes, or upon its execution and delivery will constitute, a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws relating to or affecting enforcement of creditors' rights generally or by general equitable principles. Neither the execution and delivery of, and/or performance by Purchaser of its obligations under this Agreement and each Related Document to which it is or will be a party, nor the consummation by Purchaser of the transactions contemplated hereby and thereby shall (a) conflict with or result in any violation or breach of, any of the terms, conditions or provisions of, or constitute (with due notice or lapse of time, or both) a default (with or without notice), or give rise to any right of termination, cancellation or acceleration or result in the creation of any Encumbrance upon any of the Assets of Purchaser, under any provision of its Organizational Documents or any Contract to which Purchaser is a party or by which it or any of its Assets is or may be bound, except, with respect to Contracts only, where such violation, breach, or default, would not reasonably be expected to have a Purchaser Material Adverse Effect or (b) violate, or result in the creation of an Encumbrance (other than a Permitted Encumbrance) upon any of Purchaser's Assets as a result of, any Laws applicable to Purchaser or any of its properties or Assets, except where such violation or Encumbrance would not reasonably be expected to have a Purchaser Material Adverse Effect.

5.3   BROKERS.

      Purchaser has not employed any broker or finder or incurred any Liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby for which Seller or their Affiliates will have any Liability after the Closing.

5.4   CONSENTS.

      No consent, approval, Order or authorization of, or registration, declaration or filing with or notification to, any Governmental Entity or any third party is required in connection with the execution, delivery and performance by Purchaser of this Agreement or the Related Documents to which Purchaser is or will be a party or the consummation of the transactions contemplated hereby or thereby.

5.5   AVAILABILITY OF FUNDS.

      As of the date hereof and as of the Closing Date, Purchaser and/or its Affiliates have the financial ability to satisfy Purchaser's obligations under, and to consummate the transactions contemplated by, this Agreement.

5.6   SOLVENCY AND PAYMENT OF LIABILITIES.

      Purchaser will on and immediately after the Closing, either as a result of the transactions contemplated by this Agreement or otherwise, (a) not be insolvent, as such term is defined in the Title 11 Bankruptcy of the United States Code or any New York statute relating to insolvency, (b) shall have debts not greater than all of its property and (c) will be able to pay its debts as they mature.

5.7   COPIES OF DOCUMENTATION.

      Purchaser has provided the Company with copies of all documentation which it has received on the basis of the power-of-attorney provided to them by the Altlastenverdachtsflachenkataster and Purchaser has no pending additional requests for additional information. Purchaser has provided Seller with correct and complete copies of all Phase I or Phase II studies completed on behalf of Purchaser with respect to the Facility.

                                   ARTICLE VI

                            COVENANTS AND AGREEMENTS

6.1   ACCESS TO RECORDS AND PROPERTIES OF THE COMPANY; INVESTIGATIONS.

            (a) From and after the date hereof until the earlier of the Closing or the termination of this Agreement pursuant to Article XI, Seller shall afford
(i) to Purchaser, Purchaser's potential lenders and Affiliates and each of their respective authorized representatives, including accountants, consultants and attorneys, free and full access at all reasonable times during normal business hours to the Company's business, facilities, properties, books, records (including tax returns filed and in preparation), consultants, and key employees of or relating to the European Business in order that Purchaser shall have the full opportunity to make such investigation as it shall reasonably desire to make of the affairs of the Company and the European Business, and Seller shall cooperate fully in connection therewith, and (ii) to the respective independent certified public accountants of Purchaser, free and full access at all reasonable times during normal business hours to the records of the independent certified public accountants of Seller and the Company. The parties hereto agree to use their reasonable efforts to minimize any disruption to any other party's business in connection with the conduct of the due diligence process contemplated herein. Any information, documents or other material provided pursuant to this Section 6.1 shall be subject to the terms and conditions set forth in the Confidentiality Agreement between the Universal Music Group and Glenayre Electronics, Inc., dated as of December 17, 2004 (the "Confidentiality Agreement").

            (b) After the Closing, if requested by Purchaser, Seller agrees to provide copies, at Purchaser's expense, of the property records, plans, specifications and surveys relating to the Facilities.

6.2   CONDUCT PENDING CLOSING.

            (a) Other than as set forth on Section 6.2 of the Seller Disclosure Schedule, from and after the date hereof until the earlier of the Closing or the termination of this Agreement pursuant to Article XI, Seller shall and shall cause the Company to:

                  (i) conduct the European Business, in all material respects, as currently conducted and only in the ordinary course consistent with past practice;

                  (ii) use commercially reasonable efforts to (A) maintain its Assets, relations with present employees, suppliers, licensees and operations as an ongoing business operation in accordance with past custom and practice, and (B) comply in all material respects with all applicable Laws affecting or relating to the European Business;

                  (iii) maintain in good standing all material Permits held by the Company on a timely basis; and

                  (iv) maintain the Facilities, consistent with past practice.

            (b) Other than as set forth in Section 6.2 of the Seller Disclosure Schedule or as consented to in writing by Purchaser, from and after the date hereof until the earlier of the Closing or the termination of this Agreement pursuant to Article XI, Seller shall not, and Seller shall cause the Company not to:

                  (i) take or omit to take any action that is within the control of Seller or the Company which would result in the representations and warranties contained in this Agreement and the Related Documents being untrue on the Closing Date, other than such action as shall have been previously agreed to in writing by the parties hereto;

                  (ii) sell, lease, license, transfer or otherwise dispose of or mortgage, pledge or otherwise suffer to exist any Encumbrance (except Permitted Encumbrances) on any of the Company's Assets, except for (A) sales of inventory in the ordinary course of business or (B) an Encumbrance that upon its terms expires before the Closing;

                  (iii) modify, amend or terminate any material Contract of the Company or waive, release or assign any material rights thereunder;

                  (iv) make any Tax election or settle or compromise any income Tax Liability that could reasonably be anticipated to adversely affect the Company or the European Business after the Closing Date;

                  (v) change its practices, policies or procedures with respect to the timing of the payment of accounts payable or the collection of accounts receivable;

                  (vi) adopt, amend or otherwise modify in any respect any Employee Plan or enter into, amend or otherwise modify any collective bargaining agreement with any labor union, works agreement with the works council or other agreement with any Employees' representative body that applies to, or covers, Employees or managing directors, except, in each case, as required by Law or under this Agreement;

                  (vii) grant to any Employee whose annual salary is
      (euro)100,000 or more any increase in cash compensation, except as is required under existing Employment Contracts, any renewal of an Employment Contract in the ordinary course of the business or any Employee Plan;

                  (viii) enter into any Contract relating to the provision of services by the Company or the distribution, sale or marketing by third parties of the Company's services in an amount in excess of (euro)100,000;

                  (ix) purchase or make any contract for the purchase of assets or properties, other than purchases in the ordinary course of business or less than (euro)100,000 in the aggregate;

                  (x) make any new commitments which would require expenditure of more than (euro)100,000 in the aggregate other than in the ordinary course of business; and

                  (xi) agree or otherwise commit to take any of the actions set forth above.

6.3   EFFORTS TO CONSUMMATE.

            (a) Subject to the terms and conditions of this Agreement, each party shall use commercially reasonable efforts to take or cause to be taken all actions and do or cause to be done all things required under all applicable Laws, in order to consummate the transactions contemplated hereby.

            (b) From and after the date hereof until the earlier of the Closing or the termination of this Agreement pursuant to Article XI, Purchaser and Seller shall use commercially reasonable efforts to satisfy each of the closing conditions set forth in Article IX to the extent such satisfaction is within their power. Without limiting the foregoing, each party hereto shall execute and deliver each Related Document to which it is a party.

            (c) Purchaser shall be responsible, at Purchaser's expense, for obtaining all Permits necessary for Purchaser to operate the European Business. Prior to the Closing Date, Seller and the Company shall assist Purchaser in obtaining, at Purchaser's expense, all Permits necessary for Purchaser to operate the European Business.

6.4   NO SOLICITATION.

            (a) Seller agrees, and agrees to cause its respective Affiliates, directors, employees, advisors and representatives not to, directly or indirectly,

                  (i) solicit, facilitate, encourage or discuss any proposals, inquiries or offers relating to, Another Transaction,

                  (ii) (A) participate or engage in discussions or negotiations with, or (B) disclose or provide any non-public information relating to itself or the European Business to, or afford access to any of its properties, books or records to any Person with respect to Another Transaction, or

                  (iii) enter into any agreement or agreement in principle, in connection with, any acquisition, disposition, business combination, merger, or similar transaction involving Another Transaction;

      provided, however, that (i) Seller may take any of the actions described in clause (ii) of this subsection (a) in response to any Person that has made a bona fide written Acquisition Proposal if, but only if, (A) such Person has submitted a written Acquisition Proposal which did not result from a violation by Seller of its obligations under this Section 6.4, (B) the Seller's board of directors has determined in good faith by resolution duly adopted, after consultation with outside legal counsel and its financial advisor, that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal, (C) in the case of
      Section 6.4(a)(ii)(B), such Person has entered into a confidentiality agreement with Seller, on terms that are no less favorable to the other than the Confidentiality Agreement (which shall not preclude discussions or negotiation with Purchaser, relating to the proposal or offer from such Person required by this Section 6.4 and which shall not contain any exclusivity provision or other term that could restrict in any manner Seller's ability to consummate the transactions contemplated by this Agreement), and (D) prior to, or substantially concurrent with, disclosing or providing any such non-public information, Seller shall disclose or provide all such information to Purchaser.

            (b) Seller shall promptly advise Purchaser, in writing (and in any event within one business day of attaining knowledge), of its receipt of any Acquisition Proposal or any proposal, inquiry or request related to, or that could reasonably be expected to lead to, any Acquisition Proposal. Seller shall promptly provide Purchaser, in writing, with the terms and conditions of any such Acquisition Proposal, or such proposal, inquiry or request, and the identity of the Person making the same. Seller shall promptly inform Purchaser of any material changes in the status and any material changes or modifications in the terms of any Acquisition Proposal, proposal, inquiry or request. Promptly upon determination by Seller's board of directors that an Acquisition Proposal constitutes a Superior Proposal, Seller shall deliver to Purchaser a written notice advising it that its board of directors has so determined, specifying the terms and conditions of such Superior Proposal and the identity of the Person making such Superior Proposal, and providing Purchaser with a copy of the Superior Proposal.

            (c) Seller's board of directors has adopted a resolution recommending the approval of this Agreement and the other transactions contemplated hereby (the "Board Approval"), and, except as provided in the next sentence, the board of directors shall at all times maintain the Board Approval. Seller's board of directors shall be permitted to (i) approve or recommend a Superior Proposal, and/or (ii) enter into an agreement regarding such Superior Proposal if, but only if, (a) a majority of the board of directors has determined in good faith, following consultation with outside counsel, that taking such action is required in order for the members of the board of directors to comply with their fiduciary duties to the stockholders of Seller under applicable law, (b) Seller has given Purchaser three (3) Business Days' prior written notice of its intention to take action, and Seller shall have considered in good faith, with respect to actions set forth in clauses (i) and
(ii) of this Section 6.4(c), any proposed changes to this Agreement proposed by Purchaser (it being understood and agreed that any material amendment to the financial or other material terms of a Superior Proposal, if any, shall require a new three (3) Business Day period to afford Purchaser the opportunity to negotiate with Seller), and (c) Seller has materially complied with its obligations under this Section 6.4 with respect to such Superior Proposal, if any. In the event that this Agreement is terminated pursuant to Section 11.1(g) or Section 11.1(h), including the payment of the Termination Fee to Purchaser or its Affiliate pursuant to this Agreement or the Asset Purchase Agreement (it being understood that Purchaser and its Affiliates shall only be entitled to one such Termination Fee), Purchaser shall have no further right of action against Seller or any of its Affiliates.

            (d) In the event of a failure to close the transactions contemplated hereby as a result of the breach of this Agreement by Purchaser (i) on and after a third party completes a material transaction with Glenayre resulting in (A) the board of directors of Glenayre immediately succeeding such transaction being comprised of a majority of directors who were not directors immediately prior to such transaction or (B) a third party contractually obtaining the right to cause Purchaser to take or fail to take action with respect to this Agreement or (ii) in connection with the entry into or completion of another material transaction within eighteen months hereof resulting in Glenayre or an Affiliate acquiring, or merging with or into, another company or acquiring another business or substantial assets, then Seller, shall be entitled to a minimum recovery from Purchaser or Glenayre of the Termination Fee; provided, however, that if the Termination Fee has been paid pursuant to the Asset Purchase Agreement, then no Termination Fee shall be due under this Agreement. The foregoing is not intended to be, and shall not be construed as, a limitation in any manner on the rights and remedies that may be pursued by Seller or the damages that may be recovered from Purchaser. Glenayre has affirmed its agreement with respect to its obligations under this Section 6.4(d) by signing this Agreement.

            (e) The parties recognize and acknowledge that a breach of this
Section 6.4 will cause irreparable and material loss and damage to the non-breaching party as to which it will not have an adequate remedy at Law or in equity. Accordingly, each party acknowledges and agrees that Purchaser may seek the issuance of an injunction or other equitable remedy as an appropriate remedy for any such breach.

6.5   PUBLIC ANNOUNCEMENTS.

      Each party agrees that, except (a) as otherwise required by Law or Order and (b) for disclosure to its respective directors, officers, employees, shareholders, partners, financial advisors, potential financing sources, legal counsel, independent certified public accountants or other agents, advisors or representatives on a need-to-know basis and with whom such party has a confidential relationship, it will not issue any reports, statements or releases, in each case pertaining to this Agreement or any Related Document to which it is a party or the transactions contemplated hereby or thereby, without the prior written consent of Purchaser and Seller, and each party agrees to cooperate as to the timing and contents of any such press release or public announcement.

6.6   CONFIDENTIALITY; NON-COMPETE AND NON-SOLICITATION.

            (a) From and after the Closing, neither Seller nor any of its Affiliates shall use or disclose to any Person, except as required by any Law, any Environmental, Health and Safety

Laws or any Order, any Confidential or Proprietary Information, for any reason or purpose whatsoever, and shall not make use of any of the Confidential or Proprietary Information (i) for their own purposes other than in connection with this Agreement or the Related Documents and the transactions contemplated thereby or (ii) for the benefit of any Person except Purchaser or any of its Affiliates.

            (b) From and after the Closing, neither Purchaser nor any of its Affiliates shall use or disclose to any Person, except as required by any Law, any Environmental, Health and Safety Laws or any Order, any Seller Confidential or Proprietary Information, for any reason or purpose whatsoever, and shall not make use of any of Seller Confidential or Proprietary Information (i) for their own purposes other than in connection with this Agreement or the Related Documents and the transactions contemplated thereby or (ii) for the benefit of any Person except Seller or any of its Affiliates.

            (c) Seller acknowledges and recognizes that the European Business has been conducted by Seller, and further acknowledges and recognizes the highly competitive nature of the industry in which the European Business is involved. Accordingly, in consideration of the premises contained herein and the consideration to be received hereunder, and in consideration of and as an inducement to Purchaser to consummate the transactions contemplated hereby, neither Seller nor any other member of Universal Music Group (as defined in the Manufacturing and Distribution Agreements) shall, from and after the Closing until the date which is three (3) years after the Closing Date or such shorter time if the International Manufacturing Agreement (with reference to the Manufacturing Restriction) or the International Distribution Agreement (with reference to the Distribution Restriction) are terminated prior to such date (unless the termination is a result of a failure of Seller to comply with the terms thereof) (the "Seller Restricted Period"), directly or indirectly, engage in any of Seller Restricted Activities or have or Beneficially Own a Material Interest in any business or Person that (i) manufactures Products or physical format successors or replacements for the Products (the "Manufacturing Restriction"), or (ii) physically distributes Products or physical format successors or replacements for the Products (the "Distribution Restriction"), within any Restricted Territory as applicable to the Manufacturing Restriction or the Distribution Restriction. The activities described in clauses (i) and
(ii) are referred to herein as the "Seller Restricted Activities."

                  (i) Notwithstanding anything to the contrary herein, this
      Section 6.6(c) shall not prohibit or restrict Seller or any of its Affiliates from having or Beneficially Owning a Material Interest or engaging in any business (A) which creates or sells custom compilations of music (including through retail outlets, over the Internet or kiosk sales) or consumer selected locally burned Products (but not including the manufacturing of such Products); (B) which is primarily a record club, including any related mail order business (e.g. Abela) (but not including manufacturing of such Products); (C) which is a Joint Venture (as defined and set forth in any of the Manufacturing and Distribution Agreements), but not beyond the respective terms for such Joint Ventures as set forth in any of the Manufacturing and Distribution Agreements, (D) which is a Seller Permitted Joint Venture (but only for such time and to the extent that the criteria set forth in the definition of Seller Permitted Joint Venture continues to be satisfied), or (E) which distributes product by physical means for orders placed by electronic means (e.g. over the Internet, radio, television, etc.), nor shall this Section 6.6(c) prohibit or restrict Seller or its Affiliates from continuing (but not beyond their stated term) or entering into manufacturing or distribution agreements as permitted under any of the Manufacturing and Distribution Agreements (including new P&D Agreements (as defined in the Manufacturing and Distribution Agreements) with third parties). The ability of Seller or its Affiliates to have or Beneficially Own a Material Interest or engage in the enumerated businesses of this Section 6.6(c)(i) shall in no way limit their obligations to divest any Competing Business or such Material Interest as contemplated by Section 6.6(c)(iii);

                  (ii) For purposes of clarity, this Section 6.6 (c) shall not prohibit or restrict Seller or any of its Affiliates from having or Beneficially Owning a Material Interest or engaging in any business not constituting a Seller Restricted Activity, including any business (A) which produces or distributes product by non-physical means, or delivers music or other audio and/or visual works by electronic means (e.g., over the Internet, radio, television, etc.), (B) which promotes (including through the promotional distribution of) Products; (C) which is part of Seller Core Business or (D) which licenses master recordings to third parties;

                  (iii) This Section 6.6(c) shall not prohibit or restrict Seller or any of its Affiliates from acquiring or agreeing to acquire an interest in any Person or business (a "Seller Acquired Business") which is engaged in whole or in part in a Seller Restricted Activity (for purposes of this Section 6.6(c), the portion of such Seller Acquired Business which is engaged in a Seller Restricted Activity is a "Competing Business") provided any such Seller or Affiliate disposes, terminates or dissolves or otherwise divests of such Competing Business (or its Material Interest therein) as soon as reasonably practicable, and in any event prior to the first anniversary of the acquisition by such Seller or Affiliate of such Competing Business. At the time a Seller Permitted Joint Venture which is not owned by Seller on the Effective Date (a "New Venture") fails to satisfy the criteria set forth in the definition of Seller Permitted Joint Venture, such Seller or Affiliate shall be obligated to dispose, terminate, dissolve or otherwise divest itself of such New Venture. If such Seller or Affiliate determines that it will dispose of (rather than terminate) such Competing Business (or Material Interest) or New Venture, it will provide Purchaser an opportunity to purchase the Competing Business (or Material Interest) or New Venture (provided as to any New Venture, Seller may comply with any restrictions on transfer or sale in such New Venture's organizational documents, e.g. requiring a first offer to other equityholders or to the venture). If Purchaser wishes to pursue such an acquisition, it shall notify such Seller or Affiliate within thirty (30) Business Days of such Seller's notice, and such Seller or Affiliate will thereafter provide Purchaser with an exclusive right of first negotiation for a period of thirty (30) Business Days from the date of Purchaser's notice. If the parties are unable to agree to mutually acceptable terms within such thirty (30) Business Day period, such Seller or Affiliate shall be free to dispose of such Competing Business (or Material Interest) or New Venture to a third party for the purchase price and other terms and conditions last offered by Seller or such Affiliate in the course of such failed negotiations with Purchaser (the "Seller's Last Offer") or for a purchase price and other terms and conditions that are more favorable to such Seller or Affiliate and less favorable to Purchaser than the Seller's Last Offer. Prior to consummating any such disposition, such Seller or Affiliate shall, upon request of Purchaser, provide Purchaser with reasonable supporting documentation with respect to the terms and conditions of any such disposition to a third party in order to demonstrate such Seller's or Affiliate's compliance with the provisions of the preceding sentence. Notwithstanding any other provision of this Agreement, any disposition or attempted disposition by such Seller or Affiliate of such Competing Business (or Material Interest) or New Venture on terms that are not more favorable to such Seller or Affiliate and less favorable to Purchaser than the Seller's Last Offer ("Seller Reduced Terms") shall be subject to the rights of Purchaser hereunder and Purchaser shall have a right of first refusal to purchase such Competing Business (or Material Interest) or New Venture on such Seller Reduced Terms. Purchaser shall have a period of fifteen (15) Business Days from date Purchaser receives notice of such disposition or proposed disposition within which to exercise such right of first refusal by providing written notice to such Seller or Affiliate; and

                  (iv) Seller specifically agrees that this covenant is an integral part of the inducement of Purchaser to enter into this Agreement and that Purchaser shall be entitled to injunctive relief in addition to all other legal and equitable rights and remedies available to it in connection with any breach by Seller or any of its Affiliates of any provision of this Section 6.6(c) and that, notwithstanding the foregoing, no right, power, or remedy conferred upon or reserved or exercised by Purchaser in this Section 6.6(c) is intended to be exclusive of any other right, power or remedy, each and every one of which (now or hereafter existing at law, in equity, by statute or otherwise) shall be cumulative and concurrent. The covenants contained in this Section 6.6(c) shall be construed as a series of separate covenants, (a) as to the Manufacturing Restriction, for each of the countries of: United Kingdom, Denmark, Norway, Sweden, Finland, France, Spain, Portugal, Italy, Germany, Switzerland, Austria, Belgium, The Netherlands and Luxembourg and (b) as to the Distribution Restriction, for each of the countries of: (i) Germany, Austria, Switzerland, The Netherlands, Belgium and Luxembourg, and (ii) the Czech Republic and Slovak Republic if Purchaser is then providing distribution services for a Seller Affiliate in such countries (together, the "Restricted Territory").

            (d) Intentionally Deleted

            (e) Neither Seller nor any of its Affiliates with operations in any segment of the music industry shall during the Seller Restricted Period, solicit, employ or offer to employ any employee of the European Business who is, at the time of the solicitation, employment or offer, employed by Purchaser or one of its Affiliates in a management capacity. Neither Purchaser nor any of its Affiliates with operations in any segment of the music industry shall during the Purchaser Non-Solicit Period, solicit, employ or offer to employ any employee of Seller or its Affiliates who is, at the time of solicitation, employment or offer, employed by Seller or one of its Affiliates. Nothing in this Section 6.6(e) shall prohibit the placement of advertising or other solicitation materials which are not specifically targeted at the other's employees (e.g., postings to an on-line employment site, newspaper advertising are not prohibited).

            (f) It is the desire and intent of the parties that the provisions of this Section 6.6 be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this

Section 6.6 shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to the extent necessary in order that such provision be valid and enforceable, such amendment to apply only with respect to the operation of such provision of this Section 6.6 in the particular jurisdiction in which such adjudication is made.

6.7   NOTICE OF CHANGES.

            (a) On or prior to the Closing Date, Seller will promptly notify Purchaser in writing of any event which has had or would reasonably be expected to have a Material Adverse Effect.

            (b) Each party shall immediately notify the other parties in writing upon the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause any representation or warranty of such party that is contained in this Agreement or any Related Document to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Closing as if such representation and warranty were made at such time. In addition, each party shall immediately notify the other parties in writing in the event it reasonably believes that any condition set forth in Article IX cannot be satisfied.

            (c) The parties agree that notification pursuant to this Section 6.7 shall not impact the rights and remedies of any party under this Agreement and such notification shall not be deemed to cure a breach by any party hereunder.

6.8   REPAIR OF DAMAGE; CONDEMNATION.

            (a) In the event that prior to the Closing there is any "Non-Material" (as defined in subsection (c) hereof) damage to the Assets of the Company, or any part thereof, other than ordinary wear and tear, at Seller's option either (i) Seller shall at its cost and in a good and workmanlike manner repair or replace such damage prior to the Closing, or (ii) Purchaser shall accept such Assets in their then-current condition, with an abatement or reduction in the Purchase Price in the amount necessary to fully repair and restore such damaged Assets, and Purchaser and Seller shall proceed with the Closing.

            (b) In the event that prior to the Closing, any Non-Material portion of the Assets of the Company is subject to a compulsory purchase, Purchaser shall accept such Assets in their then-current condition and proceed with the Closing, in which case Purchaser shall be entitled to an assignment of all of Seller's rights to any award in connection with such compulsory purchase. In the event of any such Non-Material compulsory purchase, Seller shall not compromise, settle or adjust any claims to such award without Purchaser's prior written consent.

            (c) For the purposes of this Section 6.8, damage to the Assets of the Company or a compulsory purchase of a portion thereof shall be deemed to be "Non-Material" if the reasonably estimated cost of restoration or repair of such damage or the amount of the condemnation award with respect of such taking shall not exceed (euro)300,000.

            (d) Seller agrees to give Purchaser prompt notice of any compulsory purchase, damage or destruction of the Assets of the Company prior to the Closing.

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

6.9   AFFILIATE AGREEMENTS AND INTERCOMPANY ACCOUNTS.

      Other than as expressly provided in this Agreement or any Related Document, Seller agrees to cause (a) all agreements between or among the Company and any of its Affiliates that relate exclusively to the European Business and are listed in Section 4.11(c) of the Seller Disclosure Schedule to be terminated and to be of no further force or effect upon or prior to the consummation of the Closing, and (b) any intercompany receivables and payable balances owing by, between or among the Company and any of its Affiliates that relate to the European Business to be terminated and to be of no further force or effect upon or prior to the consummation of the Closing.

6.10  SERVICES AND PERIOD PAYABLES; CERTAIN TAXES.

      Except to the extent that any such items are included in the Closing Balance Sheet and covered by the provisions of Article II of this Agreement, all of the services and period payables for the European Business and all personal or real property taxes (and any other Taxes charged on a periodic basis) and similar ad valorem obligations levied with respect to any of the European Business (collectively, the "Apportioned Payables") shall be apportioned between the Company, on the one hand, and Seller, on the other hand, based on the number of days relating to a particular Apportioned Payable that relates to the period prior to the Closing (the "Pre-Closing Period") and the number of days relating to a particular Apportioned Payable on and after the Closing Date (the "Post-Closing Period"). Seller shall be liable for the proportionate amount of all Apportioned Payables that are attributable to the Pre-Closing Period, and the Company shall be liable for the proportionate amount of all Apportioned Payables that are attributable to the Post-Closing Period. Upon receipt of any bill relating to any Apportioned Payable, the party that receives such bill shall present a statement to the other party setting forth the amount for which such other party is responsible, together with such supporting evidence as is reasonably necessary to calculate the pro-ration amount. The pro-ration amount shall be paid by the party owing it to the other party within fifteen (15) days after delivery of such statement. In the event that either Seller or the Company shall make any payment for which the other party is responsible pursuant to this
Section 6.10, such Person shall be entitled to be reimbursed for the amount of such payment and the other party shall make such reimbursement promptly but in no event later than fifteen (15) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled, together with such supporting evidence as is reasonably necessary to calculate the amount of such reimbursement.

6.11  ENVIRONMENTAL MATTERS.

            (a) Remediation. Purchaser will provide Seller with prompt written notice of the discovery of conditions that are potentially part of Seller's Environmental Obligations. Seller shall remain responsible for the cost and performance of Remediation Measures solely to the extent that such Remediation Measures are required by any Governmental Entity under Environmental, Health and Safety Laws, including Environmental, Health and Safety Laws amended or enacted after Closing and are part of Seller's Environmental Obligations or Seller's obligations under Article X hereof. In the event of a Third Party Claim seeking the performance of remediation measures, Purchaser shall comply with the notice requirements of Section 10.3(a) of this Agreement. In addition to performing tasks that are part of Seller's Environmental

Obligations, Seller may undertake such Remediation Measures as they reasonably determine are required under Environmental, Health and Safety Law or which they otherwise reasonably believe are appropriate but they shall not be obligated to do so under the terms hereof. In undertaking such Remediation Measures, Seller shall not unreasonably interfere with the operation of the European Business and Purchaser shall reasonably cooperate with Seller to facilitate Seller's performance and completion of such Remediation Measures, including allowing reasonable access to the Facilities to Seller and Seller's consultants and contractors. Seller shall not have any responsibility for the cost or performance of Remediation Measures undertaken by Purchaser or any Affiliate of Purchaser, except to the extent Purchaser is entitled to indemnification under
Article X. With respect to any Remediation Measure undertaken by Seller pursuant to the second sentence of this paragraph, Seller shall be deemed to have discharged such undertaking and its obligations with respect thereto whenever it has paid the cost of such Remediation Measure and it has received written notice from the pertinent Governmental Entity or Entities that no further material Remediation Measures are then required. Before submitting plans or reports to Governmental Authorities, Seller will give Purchaser an opportunity to comment on such reports and plans, and will make reasonable good faith efforts to consider and address such comments. Purchaser shall not have the right of approval over such plans or reports.

            (b) Purchaser Covenants. With respect to Seller's rights and obligations in respect of Remediation Measures, Purchaser agrees as follows:

                  (i) It will grant to Seller any easements or licenses (in recordable form, and in form and substance reasonably acceptable to Seller) as reasonably necessary to allow Seller and its representatives, contractors and agents, at reasonable times and upon reasonable notice, to use all facilities or equipment located at the Facilities (at Seller's sole cost and risk, and subject to the availability of such facilities and equipment after accounting for Purchaser's reasonable, good faith needs) and install equipment for the purpose of performing the Remediation Measures, and to carry out its rights and obligations under this Section 6.10, and it will not relocate, disturb or interfere with such equipment or the performance of such Remediation Measures in compliance with the provisions of this Section 6.10;

                  (ii) It will provide Seller and its representatives, contractors and agents with reasonable access to environmental and other relevant records (other than those which are privileged) respecting the site as reasonably necessary for the purpose of carrying out such Remediation Measures and will provide Seller with copies of all material correspondence and communications with Governmental Entities about such Remediation Measures;

                  (iii) It will not submit, or cause to be submitted, to any Governmental Entity any information or comments concerning any Remediation Measures undertaken by Seller except for information routinely submitted to Governmental Entities or as may be otherwise required by Environmental, Health and Safety Law; and

                  (iv) Except as set forth on Section 6.11(b)(iv) of the Seller Disclosure Schedule, it will consult with Seller in good faith prior to extracting, excavating or removing any soil or groundwater at any of the Facilities or otherwise disturbing or disrupting the same or undertaking any activities or construction that would disturb or disrupt any asbestos-containing materials at any building included in the Facilities, and will otherwise make reasonable efforts to avoid taking any action, and will take reasonable steps to cause others to avoid taking any action, that will increase or accelerate any of Seller's obligations hereunder including with respect to Remediation Measures. This does not apply to extraction of groundwater for operational purposes as permitted under the existing authorizations.

            (c) Information. Prior to the date hereof, Purchaser has provided Seller with correct and complete copies of all studies and reports on the environmental condition of the Real Property, including any Phase I and Phase II studies of the Facilities, completed by or on behalf of Purchaser.

6.12 SELLER ACCESS TO RECORDS.

      Purchaser shall, to the extent permissible, cause the Company to maintain its books and records in accordance with applicable Law and, in any case, for not less than seven (7) years following the Closing Date. Following the Closing Date, Purchaser shall promptly provide such copies of the books and records of the Company as Seller shall reasonably request, provided that, from and after the Closing Date, Seller shall reimburse the Company for its out-of-pocket costs incurred in connection therewith.

6.13 FINANCIAL ASSURANCES.

            (a) In the event, as of the end of any fiscal quarter period of Purchaser that ends prior to the Expiration Date, the Consolidated Interest Coverage Ratio for the four (4) fiscal quarters then ended (calculated on a pro forma basis taking into account any acquisitions made by Purchaser and its Affiliates including the assumption or retirement of interest-bearing debt in connection therewith) is less than 1.0, then Purchaser shall deliver, within 10 days of the date on which the Financial Certificate is required to be delivered to Universal Music Group, Inc. in accordance with Section 6.13(e), a security deposit in the amount of Five Million Dollars ($5,000,000) (the "Security Deposit"), as security for the full and faithful performance by Purchaser of its Applicable Obligations. The Security Deposit shall be in the form of an unconditional, clean and irrevocable letter of credit ("Letter of Credit") issued by and drawable upon any commercial bank with offices in the City of New York having a net worth of not less than $500,000,000 (the "Issuing Bank"). The Letter of Credit shall (i) name Universal Music Group, Inc. as beneficiary, (ii) permit multiple drawings, (iii) be in the amount of the Security Deposit, and
(iv) be automatically self-renewing, without amendment until the final date of the Manufacturing and Distribution Agreements (the "Expiration Date"). If the Letter of Credit is not renewed at least 60 days prior to the expiration thereof, Universal Music Group, Inc. may draw upon the Letter of Credit and hold the proceeds thereof as security for the performance of the Applicable Obligations.

            (b) Notwithstanding the foregoing, if Purchaser is required at any time to deliver the Security Deposit and if as of the end of any subsequent fiscal quarter period, the Consolidated Interest Coverage Ratio for the four (4) fiscal quarters then ended (calculated on a pro forma basis taking into account any acquisitions made by Purchaser and its Affiliates including the assumption or retirement of interest-bearing debt in connection therewith) is equal to or greater than 1.0, then Purchaser shall no longer be obligated to provide the Security Deposit with respect to the past failure to meet the required Consolidated Interest Coverage Ratio. In such event, Universal Music Group, Inc. shall (i) return to Purchaser the Letter of Credit then held by Universal Music Group, Inc. and (ii) if Universal Music Group, Inc. shall have properly drawn upon such Letter of Credit in accordance with this Section 6.13, return to Purchaser that portion, if any, of the proceeds of the Letter of Credit remaining in Universal Music Group, Inc.'s possession after application of such proceeds to any Applicable Obligations not paid by Purchaser.

            (c) Purchaser agrees that in the event Purchaser fails to pay any of its Applicable Obligations, Universal Music Group, Inc. may draw upon the Letter of Credit (or the proceeds thereof) in an amount equal to the amount of the Applicable Obligations not so paid by Purchaser.

            (d) On the Expiration Date, to the extent Universal Music Group, Inc. holds all or any portion of the Security Deposit: (i) Universal Music Group, Inc. shall return to Purchaser the Letter of Credit (or the proceeds thereof) then held by Universal Music Group, Inc. or (ii) if Universal Music Group, Inc. shall have properly drawn upon such Letter of Credit in accordance with this Section 6.13, then Universal Music Group, Inc. shall return to Purchaser that portion, if any, of the proceeds of the Letter of Credit remaining in Universal Music Group, Inc.'s possession after application of such proceeds to any Applicable Obligations not paid by Purchaser.

            (e) Purchaser shall be required to deliver to Universal Music Group, Inc. within forty-five (45) days after the end of each fiscal quarter, either
(i) an officer's certificate (the "Financial Certificate"), signed by a financial officer of Purchaser, which shall state the Consolidated Interest Coverage Ratio for such previous fiscal quarter, and such certificate shall have appended thereto calculations which set forth Purchaser's calculation of the Consolidated Interest Coverage Ratio with respect to such fiscal quarter or (ii) an officer's certificate delivered by Purchaser or the parent of Purchaser to its primary lender with a credit facility having a borrowing amount of no less than $25 million with Purchaser and its Affiliates, which states that Purchaser or the parent of Purchaser and its Subsidiaries are in compliance with the consolidated interest coverage ratio contained in such credit facility, provided, however, such consolidated interest coverage ratio is calculated on a basis that is no less restrictive to the borrowing party than the calculation of Consolidated Interest Coverage Ratio under this Agreement. If Purchaser complies with this covenant through delivery of the certificate set forth in subsection
(i) hereof, then Seller shall have the right to audit the records of Purchaser and its Subsidiaries with respect to the calculation of the Consolidated Interest Coverage Ratio. If Purchaser complies with this covenant through delivery of the certificate by the primary lender as set forth in subsection
(ii) hereof, then Purchaser shall, or cause its parent to, instruct its primary lender to send Seller copies of any correspondence related to the consolidated interest coverage ratio in the credit facility and instruct the primary lender to permit Seller to review any audit performed by the primary lender related to the consolidated interest coverage ratio.

            (f) Seller acknowledges that the obligations of Purchaser under this
Section 6.13 are coextensive with the obligations of the Purchaser under the Asset Purchase Agreement with respect to Section 7.13 thereof and that if two Security Deposits shall be required to be delivered at any one time, under this Agreement and the Asset Purchase Agreement, the maximum amount that may be drawn upon such Security Deposits in the aggregate shall be $5 million.

6.14 MARGIN AGREEMENT.

      In relation to (a) the Distribution Agreement dated as of July 23, 2001, by and between Vivendi Universal Interactive Publishing Deutschland GmbH, a German company operating under the trade name Vivendi Universal Games Deutschland, and the Company and (b) the letter agreement dated February 22, 2002 by and between Universal Pictures Germany GmbH and the Company (the "Margin Agreements"), Purchaser shall cause the Company to pay to Seller (a) 75% of EBIT as calculated in accordance with the Company's internal monthly flash management accounts (as calculated by the Company in a manner consistent with past practice), if any, derived solely from sales under the Margin Agreements during their initial term and (b) 50% of EBIT as calculated accordance with the Company's monthly flash management accounts (as calculated by the Company in a manner consistent with past practice), if any, derived solely from sales under the Margin Agreements during the first renewal term of each such agreement; provided, that the Company shall be required to exercise reasonable business discretion in its involvement in the process of negotiating any such renewal term and any such terms of renewal shall have a bona-fide business purpose to the Company (which shall not include the intention of avoiding payments under this Section 6.14) and provided further in no event shall Seller be required to make any payment to Purchaser or the Company. After the Closing Date, Purchaser agrees to cause the Company to use reasonable efforts to comply with the terms of the Margin Agreements. Neither Purchaser nor the Company shall have any obligation to Seller or its Affiliates with respect to each respective Margin Agreement for any renewal term after the first renewal term for each such agreement. Purchaser shall cause the Company to remit such payments on a semi-annual basis within thirty (30) days after the end of each six (6) month period (with such six (6) month periods being initially measured from the first full calendar month beginning on or after the Closing Date). Purchaser shall cause the Company to deliver to Seller with such payment, an officer's certificate (the "Margin Agreements Certificate"), signed by a financial officer of the Company, which shall state the payments required to be made pursuant to this paragraph with respect to the previous six-month period, and such certificate shall have appended thereto calculations which set forth the Company's calculation of the payments required to be made pursuant to this paragraph with respect to such previous six-month period. Seller has the right to dispute the calculations made by Purchaser. Upon such a dispute, the parties agree to use their commercially reasonable efforts to come to an agreement on the payment amounts with respect to the Margin Agreements. Purchaser and Seller shall provide to the other party and its accountants access at all reasonable times during any such dispute to their and the Company's respective and applicable personnel, properties, books and records for the purpose of attempting to resolve any such dispute. If the parties can not agree within 15 Business Days of receipt of written notice by Seller of such dispute, the dispute shall be resolved by the Accounting Firm (as chosen pursuant to the mechanics set forth in Section 2.3).

6.15 CASH PAYMENTS.

            (a) Seller agrees, at least two (2) Business Days prior to Closing and in accordance with the amounts determined in the Preliminary Balance Sheet, to fund the Share Capital Payment to the Company such that (i) the Shares are fully paid in (voll eingezahlte Geschaftsanteile) and not subject to any further contribution liability (Einlageverpflichtung) and (ii) the representations and warranties in Section 4.8(c) are true and correct in all respects; and

            (b) On the Closing Date and in accordance with the amount determined in the Preliminary Balance Sheet, Seller agrees to either cause the Company to have cash on the Company's balance sheet as of the Closing Date equal to the amount of the Liabilities with respect to (i) pension amounts and (ii) employee loans as provided in Section 2.3(b)(i) hereof (collectively, the "Cash"), or if the Purchaser has not provided the letter of credit pursuant to Section 6.15(c), to deposit the Cash with Seller in accordance with Section 6.15(d) hereof.

            (c) On the Closing Date, Purchaser agrees to deliver to Seller an unconditional, clean and irrevocable Letter of Credit issued by and drawable upon any Issuing Bank, naming Seller as beneficiary, for an amount equal to the amount of the Cash and with an expiration date no earlier than five years after the Closing Date. Seller shall be entitled to draw upon such Letter of Credit only to the extent, and in the amount, of (i) any actual Losses incurred by Seller or its Affiliates as a result of or in connection with a claim made by an Employee, managing director, former employee or retiree, as applicable, with respect to pension liabilities under the Pension Schemes or employee loan obligations referred to in Section 2.3(b)(i)(C), and (ii) the amount of any alleged claims that could result in a Loss of the type set forth in subsection
(i) if such claims are outstanding immediately prior to the expiration date of the Letter of Credit. To the extent that Seller draws upon such Letter of Credit pursuant to subsection (ii) hereof, it shall be obligated to repay Purchaser any amounts remaining after payment of any actual Loss incurred by Seller or its Affiliates related to such claims. The terms of any Letter of Credit shall be subject to Seller's reasonable approval. The outstanding amount of the Letter of Credit shall be reduced, in part, by the amount of any pre-Closing pension obligations, described in Section 2.3(b)(i)(B), and pre-Closing loan obligations, described in Section 2.3(b)(i)(C), for which the Company makes a payment to satisfy the obligation and the payment results in a reduction of the liability of the Company attributable to the period prior to the Closing Date. The Company shall deliver to Seller on a quarterly basis an officer's certificate accompanied by the Company's most recent financial statements and any other proof reasonably adequate to prove the amount of the payment and the resulting reduction in the pension and employee loan liability in the Company's financial statements. Seller shall have the ability to audit the books and records of the Company, at its own expense, to confirm the satisfaction of that portion of the pension or employee loan liability. Upon proof satisfactory to Seller, Seller shall deliver a notice to the Issuing Bank to cause the Issuing Bank to reduce the Letter of Credit by the amount of the pension liability or employee loan liability allocable to the period prior to the Closing that has been satisfied by the Company.

            (d) If Purchaser does not provide the Letter of Credit as provided in Section 6.15(c), then Seller shall retain the Cash on the Closing Date and deposit it into an escrow account to be held by an Issuing Bank pursuant to an escrow agreement to be reasonably agreed to by the parties (the "Escrow Agent") until the earlier of the date that is (i) five (5) years from the Closing Date or (ii) upon which Purchaser or the Company obtains a Letter of Credit in favor of Seller as provided for in Section 6.15(c); provided, however, if there are alleged claims outstanding immediately prior to the expiration of the five year period in clause (i), then the Escrow Agent shall retain an amount of Cash necessary to satisfy such claims after the expiration of the five year period, and shall hold such amounts until final judgment or settlement of such claims. The amount of the Letter of Credit required in subsection (ii) shall be no more than the pre-Closing pension liabilities referred to in Section 2.3(b)(i)(B) and the pre-Closing employee loan obligations referred to in Section 2.3(b)(i)(C) that remain outstanding on the date of the provision of the Letter of Credit. The Escrow Agent will be permitted to invest the Cash in short-term investment funds with a Triple AAA rating or as mutually agreed by Seller and Purchaser. The Escrow Agreement will provide that the Escrow Agent will make payments at the direction of Seller (i) to the Person to whom the Company is required to make payment of any portion of the pre-Closing pension liabilities referred to in Section 2.3(b)(i)(B) or pre-Closing employee loan obligations referred to in
Section 2.3(b)(i)(C) and (ii) to Seller if it or its Affiliates have incurred an actual Loss as a result of or in connection with a claim made by an Employee, managing director, former employee or retiree, as applicable, with respect to pension liabilities under the Pension Schemes or employee loan obligations referred to in Section 2.3(b)(i)(C). Purchaser agrees to cause the Company to provide access to Seller to records to permit verification and auditing (by Seller and its representatives) of the payment of such liabilities by the Company, and Purchaser shall cause the Company to provide reasonable assistance of its employees (with Seller being required in such instance to reimburse the Company for its out-of-pocket costs, including the cost of any temporary employees or the overtime costs of regular employees). Any amounts earned on the Cash shall be for the account of Purchaser.

6.16 RESTRICTED USE OF UNIVERSAL NAME, ETC.

      At all times after the Closing, the Company shall not have any rights to any of Seller's and their Affiliates' tradenames, trademarks, service marks (whether or not registered), including, the use of the name "UML," "UMVD," "UMG" or any formulation including the word "Universal," (other than labels or shipping materials used in the manufacturing or distribution of any product by the Company for or to Seller (or any of its Affiliates) which shall be an asset if the Company as of the Closing and may only be used in the provision of services to Seller and its Affiliates at no charge to Seller and its Affiliates) or the use of any name under which the European Business prior to Closing has done business except for the use of the company name "Universal Manufacturing & Logistics GmbH" until the change of the company name has been registered within the competent commercial register of UML. Purchaser shall, as soon as practicable after Closing, be obligated to hold a shareholders meeting in order to change the company name of UML having the consequence that the word "Universal" is not part of the company name any more.

6.17 INSURANCE.

      Seller and its Affiliates shall have no obligation to obtain, maintain or manage any insurance relating to the Company or its respective assets, businesses, employees, directors, officers or other affairs for any period after the Closing Date. Except to the extent any Corporate Insurance Policies are occurrence-based policies, as of the Closing Date, the Corporate Insurance Policies will terminate with respect to the Company and their respective assets and properties, and, other than with respect to claims relating to events or circumstances that occurred or the basis for which was set on or prior to the Closing Date, the Company will cease to be insured thereunder and shall have no right to make claims or receive recoveries thereunder. "Corporate Insurance Policies" means those insurance policies administered or maintained by Seller or its Affiliates under which the Seller, or their respective assets, businesses, employees, directors, officers or other affairs are insured as of the Closing Date. The Company shall not be entitled to make any claims under the Corporate Insurance Policies unless such claims relate to events or circumstances that occurred or the basis for which was set on or prior to the Closing Date, in which event, it may make a claim to the extent that insurance may be available at the time of making such claim under the terms and conditions of the Corporate Insurance Policies. Sellers and its Affiliates shall be under no obligation to maintain such coverages. Sellers make no representations or warranties hereunder as to the availability of such Corporate Insurance Polices after the Closing Date.

6.18 DISCLOSURE SCHEDULE.

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

      Each of Seller and Purchaser will promptly notify the other of any changes or additions to the Seller Disclosure Schedule or the Purchaser Disclosure Schedule, as applicable, by the delivery of updates thereof, if any, as of a reasonably current date prior to the Closing but not later than five (5) Business Days prior to the Closing. Such update will constitute a part of the Seller Disclosure Schedule or the Purchaser Disclosure Schedule, as applicable, from and after the date of delivery unless otherwise noted in this Agreement.

                                  ARTICLE VII
                                EMPLOYEE MATTERS

7.1 EMPLOYEES.

            (a) From the date hereof until the Closing Date, none of Seller nor any of its respective Affiliates with operations in any segment of the music industry shall interfere with the Company's ability to maintain the employment relationship with any of its employees.

            (b) Except as may be required by law or by agreements governing relationships between the Company and its employees, the Company shall not reduce the salary of an employee of the Company employed by the Company as of the Closing Date, as said salary is reflected in Seller 4.15(a) of the Seller Disclosure Schedule, for a period of twelve (12) months from the Closing Date to the extent such employee remains employed by the Company.

                                  ARTICLE VIII

                      TAX COOPERATION; ALLOCATION OF TAXES

8.1 TAX DEFINITIONS.

      The following terms, as used herein, have the following meanings:

      "Pre-Closing Tax Period" means (a) any Tax period ending on or before the Closing Date and (b) with respect to a Tax period that commences before but ends after the Closing Date (a "Straddle Period"), the portion of such period up to and including the Closing Date.

      "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

8.2 TAX COOPERATION; ALLOCATION OF TAXES.

            (a) Purchaser and Seller each agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Company and the European Business (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of an election relating to Taxes, the preparation of any audit by any Taxing Authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Purchaser shall provide Seller with notice of any notice or of the commencement of any audit that includes any Pre-Closing Tax Period, and agrees to permit Seller to participate, to the extent requested, in the audit as it relates to the Pre-Closing Tax Period.

            (b) All payments hereunder shall be made free and clear and without the withholding of any Taxes, except to the extent required by applicable Law; provided, however, that if a party hereto determines that withholding is required with respect to a payment hereunder, it shall (i) notify the recipient of the payment promptly of its intent to withhold (and in any event no later that two days preceding the date of payment) and (ii) pay over the withheld amount to the appropriate Taxing Authority on the date of the payment to the recipient of the amounts not withheld.

            (c) Straddle Period Taxes shall be treated as related to a Pre-Closing Tax Period in the following manner: such Taxes measured by income, gains, profits or receipts shall be treated as related to a Pre-Closing Tax Period by calculating the Taxes that would be due if such Straddle Period ended as of the close of business on the Closing Date; all other Straddle Period Taxes shall be treated as related to the Pre-Closing Tax Period by multiplying the total Taxes for such period by a factor, the numerator of which is the number of days in such Tax period prior to and including the Closing Date, and the denominator of which is the total number of days in such Tax period.

            (d) Any Tax refunds that are received by Purchaser or the Company, and any amounts credited against Taxes to which Purchaser or the Company become entitled, that relate to Pre-Closing Tax Periods shall be for the account of Seller, and Purchaser shall pay over to Seller any such refund or the amount of any such credit within fifteen days after receipt or entitlement thereto. In addition, to the extent that a claim for refund or a proceeding results in a payment or credit against Tax by a taxing authority to Purchaser or the Company of any amount accrued on the Closing Balance Sheet, Purchaser shall pay such amount to Sellers within fifteen days after receipt or entitlement thereto.

8.3 CHANGE OF THE UML'S FISCAL YEAR; TERMINATION OF FISCAL UNITY

            (a) Seller shall take any and all commercially reasonable actions and/or or cause the Company to take any and all commercially reasonable actions in order to change in a legally effective manner (i) the fiscal year of the Company from the calendar year to a fiscal year beginning on the first day following the Closing Date and ending on the one year anniversary of the Closing Date and (ii) to reduce the current fiscal year to a partial fiscal year ending on the Closing Date. The parties acknowledge that the actions taken by Seller may include withdrawal and resubmission of any application if the intention of such action is to align the termination of the Company's German fiscal unity with its Affiliates with the satisfaction of the other closing conditions to this Agreement.

            (b) Seller shall terminate and cause the Company to terminate the Domination and Profit and Loss Transfer Agreement with effect as of the termination of the Company's German fiscal unity with its Affiliates (24:00 German time).

                                   ARTICLE IX

                               CLOSING CONDITIONS

9.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS TO CONSUMMATE THE CLOSING.

      The respective obligations of each party to consummate the transactions contemplated by this Agreement are subject to the satisfaction prior to or at the Closing of the following conditions unless expressly waived (to the extent such conditions can be waived) by Seller and Purchaser:

            (a) Governmental Approvals. The authorizations, consents, Orders or approvals of, or declarations or filings with, or expiration of waiting periods of any Governmental Entity required to consummate the transactions contemplated hereby and pursuant to the Related Documents as set forth in Section 9.1(a) of the Seller Disclosure Schedule shall have been obtained or made.

            (b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other Order issued by any court or Governmental Entity of competent jurisdiction nor other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby and pursuant to the Related Documents shall be in effect.

            (c) Actions and Statutes. No Proceeding shall exist or shall be threatened, and no Law or Order shall have been enacted, promulgated or issued or deemed applicable to the transactions contemplated by this Agreement or the Related Documents by any Governmental Entity that would (i) make the consummation of the transactions contemplated hereby or thereby illegal or substantially delay the consummation of any material aspect of the transactions contemplated hereby or thereby or (ii) render any party unable to consummate the transactions contemplated hereby or thereby.

            (d) Change of the Fiscal Year of UML and Termination of Fiscal Unity. The current fiscal year of UML has been legally effectively changed and registered into the relevant commercial register (Handelsregister) having the effect that the current fiscal year of the Company is a partial fiscal year beginning on January 1, 2005 and ending prior to or on the Closing Date. The Domination and Profit and Loss Transfer Agreement has been mutually terminated with effect on or prior to the Closing Date.

9.2 CONDITIONS TO OBLIGATIONS OF PURCHASER.

      The obligations of Purchaser to consummate the transactions consummated by this Agreement are subject to the satisfaction prior to or at the Closing of the following conditions unless waived (to the extent such conditions can be waived) by Purchaser:

            (a) Accuracy of Representations and Warranties. All of the representations and warranties made by Seller in this Agreement and the Related Documents and in each closing certificate and document delivered by Seller to Purchaser pursuant hereto shall be true and correct in all material respects (except those representations and warranties which are qualified as to materiality, which shall be true and correct in all respects) as of the date hereof and (except those representations and warranties which are made expressly only as of another date) as of the Closing Date, without giving effect to any supplement to the Seller Disclosure Schedule, with the same effect as if such representations and warranties had been made at and as of the Closing Date; provided, that, subject to Section 10.5(c), there shall be no failure of this condition unless the aggregate value of the breaches of all representations and warranties as described in the certificate delivered pursuant to Section 9.2(h)(i) exceeds
(euro)1 million (the "Closing Threshold"); provided further that nothing contained in this Agreement shall be deemed to limit or otherwise restrict Purchaser's ability to bring a claim for indemnification with respect to any such breaches of representations and warranties the aggregate value of which does not exceed the Closing Threshold.

            (b) Performance of Obligations. Seller shall have performed or complied in all material respects with all obligations and covenants required to have been performed or complied with by them under this Agreement and the Related Documents prior to or as of the Closing.

            (c) Certain Cash Payments. At least two (2) days prior to the Closing Date Seller shall make a wire transfer to the Company in a sufficient amount to result in the Company having cash in its account equal to the sum of the amounts set forth in Sections 2.3(b)(i)(A) and 2.3(b)(i)(D).

            (d) Absence of Material Adverse Change. Since the date hereof, there shall have been no Material Adverse Change.

            (e) Opinion of Counsel. Purchaser shall have received an opinion dated the Closing Date from counsel for Seller, in substantially the form set forth in Exhibit 9.2(e).

            (f) Group Works Agreements. Seller shall provide proof that all group works agreements (Konzernbetriebsvereinbarungen) have either been terminated without after effects or have been entered into between the Company and the local works council without amendments or with amendments to the benefit of the employer in order to ensure that group works agreements are not being transformed into individual employment agreements.

            (g) Third-Party Notices and Consents. All notices required to be given prior to the Closing to, and all consents, approvals, authorizations, waivers and amendments required to be obtained prior to the Closing from any third party in connection with the consummation of the transactions contemplated hereby which are set forth in Section 9.2(g) of the Seller Disclosure Schedule shall have been made and/or obtained.

            (h) Related Documents. Each of the following documents (collectively with respect to subsections (i), (iii), (iv)A and (B), and (v) - (viii), the "Related Documents") and the Related Documents (as defined in the Asset Purchase Agreement) shall have been executed and delivered by the parties thereto other than Purchaser and the transactions contemplated thereby to be completed at or prior to the Closing substantially consummated or effected, as the case may be, in accordance with the terms thereof:

                  (i) Share Transfer and Assignment Agreement. The Share Transfer and Assignment Agreement (the "Share Transfer Agreement") substantially in the form attached hereto as Exhibit 9.2(h)(i) shall be duly executed and recorded in front of a Basle Notary public by Seller and Purchaser;

                  (ii) Asset Purchase Agreement. All conditions to closing under the Asset Purchase Agreement shall have been satisfied and the closing thereunder shall occur substantially simultaneously with the closing hereunder (a copy of the Asset Purchase Agreement is attached hereto as Exhibit 9.2(h)(ii));

                  (iii) Lease Agreement. Seller or its Affiliates shall have executed and delivered the Lease Agreement (the "Lease Agreement"), in substantially the form set forth in Exhibit 9.2(h)(iii);

                  (iv) Manufacturing and Distribution Agreements. Seller or its Affiliate shall have executed and delivered the (A) International Manufacturing Agreement, (B) International Distribution Agreement, and (C) the U.S. Manufacturing and Distribution Agreements (as defined in the Asset Purchase Agreement) and with respect to the International Manufacturing Agreement and International Distribution Agreement, in substantially the form set forth in Exhibit 9.2(h)(iv);

                  (v) Transition Services Agreement. Seller or its Affiliates shall have executed and delivered the Transition Services Agreement (the "Transition Services Agreement"), in substantially the form set forth in
      Exhibit 9.2(h)(v);

                  (vi) Hanover Option Agreement. Seller or its Affiliates shall have executed and delivered the Hanover Option Agreement in substantially the form set forth in Exhibit 9.2(h)(vi);

                  (vii) Site Services Agreement. Seller or its Affiliates shall have executed and delivered the Site Services Agreement in substantially the form set forth in Exhibit 9.2(h)(viii);

                  (viii) Letter Agreement. Seller or its Affiliate shall have executed the Letter Agreement (the "Letter Agreement"), in substantially the form set forth in Exhibit 9.2(h)(vii); and

                  (ix) IPCH Letter. Seller or its Affiliate shall have executed the IPCH Letter (the "IPCH Letter") in substantially the form set forth in
      Exhibit 9.2(h)(ix).

            (i) Certificates. Each of the following certificates shall have been executed and/or delivered, as the case may be, by the Person who or which is the subject thereof:

                  (i) a certificate signed by an executive officer of the Company, dated as of the Closing Date, and certifying as to (A) the incumbency and genuineness of the signatures of each Person executing this Agreement and the Related Documents on behalf of the Company; (B) the genuineness of the resolutions (attached thereto) of the board of directors or similar governing body of the Company authorizing the execution, delivery and performance of this Agreement and the Related Documents to which the Company is a party and the consummation of the transactions contemplated hereby and thereby; (C) the performance of the covenants of the Company contained herein, as contemplated in Section 9.2(b) hereof; (D) a current copy of the Company's Articles of Association, as well as presently applicable rules of procedure for the management of the Company, as well as a current certified excerpt from the relevant Commercial Register (Handelsregister); and (E) an update of Section 4.15(a) and Section 4.15(h) of the Seller Disclosure Schedule through the Closing Date; and

                  (ii) a certificate signed by an executive officer of Seller, dated as of the Closing Date, and certifying as to (A) the incumbency and genuineness of the signatures of each Person executing this Agreement and the Related Documents on behalf of Seller; (B) the genuineness of the resolutions (attached thereto) of the board of directors or similar governing body of Seller authorizing the execution, delivery and performance of this Agreement and the Related Documents to which Seller is a party and the consummation of the transactions contemplated hereby and thereby; (C) the accuracy of the representations and warranties of Seller contained herein, as contemplated by Section 9.2(a) hereof, and (D) the performance of the covenants of Seller contained herein, as contemplated in Section 9.2(b) hereof.

            (j) Proceedings. There shall not be threatened, instituted or pending any Proceeding by any Person before any Governmental Entity (i) seeking to restrain, prohibit or otherwise interfere with the ownership or operation by Purchaser of all or any material portion of the business or Assets of the Company or the European Business or to compel Purchaser to dispose of all or any material portion of the Company or the European Business or (ii) seeking to require divestiture by Purchaser of any portion of the Company or the European Business.

            (k) Resignation of Shareholder's Members of the Supervisory Board. Seller shall submit duly executed resignation letters of each member of the Supervisory Board appointed by the shareholder's meeting of the Company.

            (l) Agreement with Versorgungswerk der deutschen Philips Unternehmen a.G. The Service Level Agreement between Versorgungswerk der deutschen Philips Unternehmen V.V. a.G. dated February 14, 2005 and March 4, 2005 shall be in full force and effect.

9.3 CONDITIONS TO OBLIGATIONS OF SELLER.

      The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following additional conditions unless waived (to the extent such conditions can be waived) by
Seller:

            (a) Accuracy of Representations and Warranties. All representations and warranties made by Purchaser in this Agreement and the Related Documents and in each closing certificate and document delivered by Purchaser to Seller pursuant hereto shall be true and correct in all material respects (except those representations and warranties which are qualified as to materiality, which shall be true and correct in all respects) as of the date hereof and (except those representations and warranties which are made expressly only as of another date) as of the Closing Date, without giving effect to any supplement to the Purchaser Disclosure Schedule, with the same effect as if such representations and warranties had been made at and as of the Closing Date.

            (b) Performance of Obligations. Purchaser shall have performed or complied with in all material respects all obligations and covenants required to have been performed or complied with by them under this Agreement and the Related Documents prior to or as of the Closing Date.

            (c) Related Documents. Each of the Related Documents shall have been executed and/or delivered by the parties thereto other than Seller or their Affiliates, as applicable, and the transactions contemplated thereby to be completed at or prior to the Closing shall have been substantially consummated or effected, as the case may be, in accordance with the terms thereof and the transactions contemplated by the Asset Purchase Agreement shall close substantially simultaneously with the closing of the transactions under this Agreement.

            (d) Certificates. Seller shall have received a duly executed certificate signed by an executive officer of Purchaser, dated as of the Closing Date, and certifying as to (i) the incumbency and genuineness of the signatures of each Person executing this Agreement and the Related Documents on behalf of Purchaser; (ii) the accuracy of the representations and warranties of Purchaser contained herein, as contemplated by Section 9.3(a) hereof, and (iii) the performance of the covenants of Purchaser contained herein, as contemplated in
Section 9.3(b) hereof.

                                   ARTICLE X

                                INDEMNIFICATION

10.1 INDEMNIFICATION GENERALLY.

            (a) From and after the Closing, subject to the further terms of this
Article X, Seller Indemnifying Person agrees to indemnify each Purchaser Indemnified Person for, and hold them harmless from and against, any and all Purchaser Losses that are not otherwise reserved against in the Closing Balance Sheet arising from or in connection with any of the following:

                  (i) the untruth, inaccuracy or breach of any representation or warranty (other than the Excluded Representations and the representations in Section 4.10(f)) of Seller contained in this Agreement giving effect, subject to Section 9.2(a), to any supplements to the Seller Disclosure Schedule;

                  (ii) the untruth, inaccuracy or breach of any Excluded Representation of Seller contained in this Agreement giving effect, subject to Section 9.2(a), to any supplements to the Seller Disclosure Schedule;

                  (iii) the breach or violation of or failure to perform any agreement, undertaking, obligation or covenant of Seller contained in this Agreement;

                  (iv) the Liabilities of the Company and its Affiliates relating to Taxes for the Pre-Closing Tax Period to the extent not provided for in the Closing Balance Sheet;

                  (v) any Liabilities or Losses arising from or in connection with Seller's Environmental Obligations;

                  (vi) any Liabilities or Losses arising from or in connection with the untruth, inaccuracy or breach of any representation or warranty of Seller contained in Section 4.10(f) without giving effect to the disclosures in Section 4.10(f) of the Seller Disclosure Schedule;

                  (vii) any Liabilities or Losses of the Company arising from and/or in connection with the Pension Drop Down with the following qualifications: (x) including any joint and several liability (Gesamtschuldnerische Haftung) of the Company pursuant to the German Transformation Act (Umwandlungsgesetz, UmwG) relating to those pension liabilities relating to former employees or managing directors as well as retirees which pension liabilities were transferred out of the Company to Universal Pensionsverwaltung GmbH & Co. KG pursuant Section 3 subsections 1 and 2 of the drop down and assumption agreement (Ausgliederungs- und Ubernahmevertrag) dated August 30, 2004 (deed role no. 78/2004 of the notary public Dr. Thomas Puffe-Rausch, Berlin) ; and (y) including as well those Liabilities or Losses of the Company arising out and/or in connection with the limited partnership interest (Kommanditanteil) in Universal Pensionsverwaltung GmbH & Co. KG which was transferred to Seller pursuant the spin off and assumption agreement (Spaltungs- und Ubernahmevertrag) dated August 30, 2004 (deed role no. 81/2004 of the notary public Dr. Thomas Puffe-Rausch, Berlin); but (z) excluding, for the avoidance of doubt, any liabilities of the Company which pursuant to the drop down and assumption agreement and the spin-off and assumption agreement mentioned in (x) and (y) above were allocated to the Company and remain with the Company;

                  (viii) the assertion of any Losses against any Purchaser Indemnified Person arising out of, relating to or in connection with any fee, commission or like payment due any broker, finder or financial advisor for Seller in connection with the transactions contemplated by this Agreement;

                  (ix) any amounts that are the responsibility of Seller pursuant to Section 6.10 hereof;

                  (x) any Liabilities or Losses arising from or in connection with the Company's failure to comply with all Laws concerning the hiring and retention of Employees relating to wages, equal opportunity, working conditions, immigration, disability, or the payment of social security and other taxes prior to or as of the Closing Date; and

                  (xi) any Liabilities or Losses arising from or in connection with the matter described in Section 4.15(e) of the Seller Disclosure Schedule.

            (b) From and after the Closing, subject to the further terms of this
Article X, Purchaser Indemnifying Person agrees to indemnify Seller Indemnified Persons for, and hold them harmless from and against, any and all Seller Losses arising from or in connection with any of the following:

                  (i) the untruth, inaccuracy or breach of any representation or warranty of Purchaser contained in this Agreement giving effect to any supplement to the schedules hereto;

                  (ii) the breach of any agreement, undertaking, obligation or covenant of Purchaser contained in this Agreement;

                  (iii) except to the extent that any such Liabilities or Losses result from Seller's breach of any representations or warranties under this Agreement or Seller is otherwise responsible for or obligated under this Agreement with respect to any such Liabilities of the Company to its creditors, (x) any Liability or Losses of Universal Pensionsverwaltung GmbH & Co. KG arising out of the joint and several liability (Gesamtschuldnerische Haftung) of Universal Pensionsverwaltung GmbH & Co. KG pursuant to Section 133 of the German Transformation Act (Umwandlungsgesetz, UmwG) for liabilities (Verbindlichkeiten) of the Company towards its creditors except for those liabilities that were transferred out of the Company and allocated to Universal Pensionsverwaltung GmbH & Co. KG pursuant Section 3 subsections 1 and 2 of the drop down and assumption agreement (Ausgliederungs- und Ubernahmevertrag) dated August 30, 2004 (deed role no. 78/2004 of the notary public Dr. Thomas Puffe-Rausch, Berlin); and (y) any Liability or Losses of Seller arising out of the joint and several liability (Gesamtschuldnerische Haftung) of the Seller pursuant to Section 133 German Transformation Act (Umwandlungsgesetz, UmwG) for liabilities (Verbindlichkeiten) of the Company towards its creditors except for those liabilities that were allocated to Seller in connection with the transfer of the limited partnership interest (Kommanditanteil) in Universal Pensionsverwaltung GmbH & Co. KG that was transferred to Seller pursuant to the spin off and assumption agreement (Spaltungs- und Ubernahmevertrag) dated August 30, 2004 (deed role no. 81/2004 of the notary public Dr. Thomas Puffe-Rausch, Berlin);

                  (iv) the assertion of any Losses against any Seller Indemnified Person arising out of, relating to or in connection with any fee, commission or like payment due any broker, finder or financial advisor for Purchaser in connection with the transactions contemplated by this Agreement;

                  (v) any amounts that are the responsibility of Purchaser pursuant to Section 6.10 hereof;

                  (vi) the Liabilities of the Company relating to Taxes for any period other than the Pre-Closing Tax Period;

                  (vii) the failure to pay in the ordinary course any of the valid debts of the Company described on the Closing Balance Sheet to the extent Seller has paid the amount of such debts to Purchaser in accordance with Section 2.5; and

                  (viii) the ownership and operation of the Company and its business after the Closing Date.

10.2 ASSERTION OF CLAIMS.

      No claim shall be brought under Section 10.1 hereof unless the Indemnified Persons, or any of them, at any time prior to the applicable Survival Date, give the Indemnifying Persons (a) written notice of the existence of any such claim, specifying the nature and basis of such claim and the amount thereof, to the extent known or ascertainable, or (b) written notice pursuant to Section 10.3 of any Third Party Claim, the existence of which might reasonably be expected to give rise to such a claim; provided, however, that no delay on the part of the Indemnified Persons in notifying any Indemnifying Persons shall relieve the Indemnifying Persons from any Liability hereunder unless (and then solely to the extent) the Indemnifying Person thereby is materially prejudiced by the delay. Upon the giving of such written notice as aforesaid, the Indemnified Persons, or any of them, shall have the right to commence legal proceedings subsequent to the Survival Date (for a period up to ninety (90) days after the Survival Date) for the enforcement of their rights under Section 10.1 with respect to the matters indicated in such notice.

10.3 NOTICE AND DEFENSE OF THIRD PARTY CLAIMS.

      The obligations and Liabilities of an Indemnifying Person with respect to Losses resulting from the assertion of Liability by third parties (including any Governmental Entity) (each, a "Third Party Claim") shall be subject to the following additional terms and conditions (provided, however, that subparagraphs
(b), (c), (d) and (e) of this Section 10.3 shall not apply to Third Party Claims seeking the performance of remediation measures, which are subject to the procedures set forth in Section 6.13 of this Agreement):

            (a) The Indemnified Persons, or any one of them, shall promptly give written notice to the Indemnifying Persons, or any of them, of any Third Party Claim which might give rise to any Loss by the Indemnified Persons, stating the nature and basis of such Third Party Claim, and the amount thereof to the extent known; provided, however, that no delay on the part of the Indemnified Persons in notifying any Indemnifying Persons shall relieve the Indemnifying Persons from any Liability or obligation hereunder unless (and then solely to the extent) the Indemnifying Person thereby is materially prejudiced by the delay. Such notice shall be accompanied by copies of all relevant documentation with respect to such Third Party Claim, including any summons, complaint or other pleading which may have been served, any written demand or any other document or instrument or other documents received and the Indemnified Person shall otherwise make available to the Indemnifying Person all relevant information material to the defense of such claim and within such Indemnified Person's possession.

            (b) The Indemnifying Persons shall have the right to assume the defense of any Third Party Claim at their own expense and by their own counsel, which counsel shall be reasonably satisfactory to the Indemnified Persons; provided, however, that the Indemnifying Persons shall not have the right to assume the defense of any Third Party Claim upon receipt of a written notice from an Indemnified Person that: (i) the Indemnified Persons shall have been advised by counsel that there are one or more legal or equitable defenses available to them which are different from or in addition to those available to the Indemnifying Persons and representation of both parties by the same counsel would be inappropriate due to the actual or potential differences between them,
(ii) such action could have a material effect on the business, operations, assets, properties, prospects or relationships of the Indemnified Persons, or
(iii) the Indemnifying Persons shall not have assumed the defense of the Third Party Claim in a timely fashion such that the Indemnified Person has suffered material prejudice.

            (c) If the Indemnifying Persons shall assume the defense of a Third Party Claim, the Indemnifying Persons shall not be responsible for any legal or other defense costs subsequently incurred by the Indemnified Persons in connection with the defense thereof. If the Indemnifying Persons do not assume the defense of any Third Party Claim, or are otherwise restricted from so assuming by the proviso to the first sentence of Section 10.3(b), the Indemnifying Persons shall nevertheless be entitled to participate in such defense with their own counsel and at their own expense. If the defense of a Third Party Claim is assumed by the Indemnified Persons, the Indemnified Persons shall not be entitled to settle such Third Party Claim without the prior written consent of the Indemnifying Persons, which consent shall not be unreasonably withheld or delayed.

            (d) If the Indemnifying Persons assume the defense of a Third Party Claim, (i) the Indemnified Persons shall be entitled to participate in such defense with their own counsel at their own expense and (ii) the Indemnifying Persons shall not make any settlement of any claims without the written consent of the Indemnified Persons, which consent shall not be unreasonably withheld or delayed.

            (e) The Indemnifying Person may assume and control, or bear the costs, of any defense of a Third Party Claim, subject to its reservation of a right to contest the Indemnified Person's right to indemnification hereunder, provided that the Indemnifying Person gives the Indemnified Person notice of such reservation within fifteen (15) days of the date of the written notice of the Third Party Claim.

10.4 SURVIVAL.

      The representations and warranties contained in this Agreement shall survive the Closing until the date that is 18 months after the Closing; provided, however, that (a) the representations and warranties contained in Sections 4.1, 4.4 and 4.8(c) of this Agreement, shall survive the termination of this Agreement for a period of ten (10) years after the Closing, (b) the representations and warranties contained in (i) Section 4.6 and (ii) Section
4.16 shall survive the Closing until sixty (60) days following the expiration of the applicable statute of limitations for claims made by Governmental Entities or other Persons (including, without limitation, with respect to Section 4.16, for claims brought by any employee, managing director or retiree) which give rise to a claim under this Article X and (c) the representations and warranties contained in Section 4.17 and the indemnities for Pre-Existing Environmental Matters shall survive until the date that is seven (7) years after the Closing (the representations and warranties listed in the foregoing clauses (a), (b) and (c), the "Excluded Representations"). The covenants and other agreements of the parties contained in this Agreement shall survive the Closing Date until they are fully performed and claims made under Section 10.1 with respect thereto shall become time barred on the date that is ten (10) years after the Closing. For convenience of reference, the date upon which any representation, warranty, covenant or other agreement contained herein shall terminate is referred to herein as the "Survival Date". Subject to the specific provisions of this
Article X, indemnification claims made hereunder shall be made on or before the applicable Survival Date for such claim as provided in this Section 10.4.

10.5 LIMITS ON INDEMNIFICATION.

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

            (a) No amount shall be payable by any Indemnifying Person pursuant to Section 10.1(a)(i) of this Agreement or Section 11.1(a)(i) of the Asset Purchase Agreement, on the one hand, or Section 10.1(b)(i) of this Agreement or
Section 11.1(b)(i) of the Asset Purchase Agreement, on the other hand, unless the aggregate amount of Losses indemnifiable under such sections exceeds $400,000 (the "Threshold Amount"), in which event the right to be indemnified shall apply to the full amount of such Losses in excess of the Threshold Amount; provided, however, that individual claims resulting from a breach of Section 4.8(b) of $5,000 or less shall not be aggregated for purposes of calculating the Threshold Amount or the Losses in excess of the Threshold Amount. Purchaser shall not be entitled to recover any amounts under Article X from Seller if the basis for any claim for indemnity is or has been the basis for any claim under the Manufacturing and Distribution Agreements or under the Lease Agreement. The parties agree that the same claim shall not be permitted to be brought under both this Agreement and any Related Document.

            (b) Notwithstanding anything to the contrary contained in this Agreement, (i) the maximum amount of aggregate indemnifiable Losses which may be recovered from any Indemnifying Person pursuant to Section 10.1(a)(i) of this Agreement or Section 11.1(a)(i) of the Asset Purchase Agreement, on the one hand, or Section 10.1(b)(i) of this Agreement or Section 11.1(b)(i) of the Asset Purchase Agreement, on the other hand, shall be an amount equal to $8,000,000 in the aggregate and a maximum of $4,000,000 under each of this Agreement and the Asset Purchase Agreement, and (ii) the maximum amount of the aggregate indemnifiable Losses which may be recovered from Seller Indemnifying Person pursuant to Section 10.1(a)(ii), Section 10.1(a)(iii), Section 10.1(a)(v),
Section 10.1(a)(x) and Section 10.1(a)(xi) of this Agreement shall be an amount equal to the aggregate Purchase Price paid under this Agreement, as finally adjusted in accordance with Section 2.3, plus the aggregate amount of the credits issued by the Company under Section 10.8.1 and 10.8.2 of the International Manufacturing Agreement.

            (c) It is understood by the parties hereto that the limitations set forth in Section 10.5(a) or Section 10.5(b) do not apply to, and will not limit in any manner, Purchaser's or Seller's right to indemnification pursuant to any other provision of Article X of this Agreement or Article XI of the Asset Purchase Agreement. It is further understood by the parties hereto that the limitations set forth in Section 10.5(a) or Section 10.5(b) do not apply to, and will not limit in any manner, Purchaser's right to indemnification with respect to any breaches of representations and warranties which do not exceed the Closing Threshold and, therefore, do not cause a failure of the condition in
Section 9.2(a).

            (d) In computing Losses, such amounts shall be computed net of any related recoveries the Indemnified Person has received from insurance policies, or other related payments received from third parties, and net of any Tax benefits that actually reduce cash taxes by the Indemnified Person. If an Indemnified Person is entitled to receive an insurance recovery or related payment from a third party with respect to any Loss and receives any amounts after payment by the Indemnifying Party of such Loss or actually reduces cash taxes from any such Loss, then the Indemnified Person shall reimburse the Indemnifying Party for such amount.

            (e) In computing Losses that result from the untruth, inaccuracy or breach of any representation or warranty contained in this Agreement that is qualified by materiality or Material Adverse Effect, the related "Losses" shall be deemed to be the entire value associated with the untruth, inaccuracy or breach once such representation or warranty has been determined to be untrue, inaccurate or breached. For illustration purposes solely, and without the euro values expressed in this paragraph being probative in any way with respect to the intent of the parties with respect to the definition of Material Adverse Effect and materiality, if (i) a Material Adverse Effect is deemed to be valued at (euro)250,000; and (ii) a breach of a representation has resulted in "Losses" of (euro)250,001, then the applicable "Losses" associated with such breach shall be deemed to be (euro)250,001 (and not (euro)1.00).

            (f) Absent fraud or unless otherwise specifically provided herein, the sole remedy for damages of a party hereto for any breach of the representations, warranties covenants and agreements contained in this Agreement shall be the remedies contained in Article X.

            (g) Any conversions between United States dollars and another currency shall be based on the average of the exchange rates for such conversion published in the Wall Street Journal on each of the five (5) Business Days preceding the day on which such conversion is to be calculated for purposes of carrying the terms of this Agreement. If the Wall Street Journal is not published on a Business Day in question, then the exchange rate published in the New York Times on such Business Day shall be used or, if neither is published on such Business Day, then the exchange rate quoted on such Business Day, or quoted the nearest Business Day preceding such Business Day, by Citibank, N.A. (or its successor), in New York City, New York, shall be used.

            (h) From and after the Closing, the Company shall not have any Liability to Seller or its Affiliates for any breaches of the representations, warranties, agreements or covenants of the Company or Seller set forth herein. From and after the Closing, neither Seller nor its Affiliates shall seek indemnification or contribution from the Company (including any of its employees or agents) for any such breaches or in respect of any other payments required to be made by Seller or its Affiliates pursuant to this Agreement or the Related Documents.

10.6 INDEMNIFICATION PAYMENTS.

      Once a Loss is finally adjudicated to be payable pursuant to this Article X, the Indemnifying Person shall satisfy its obligations within fifteen (15) Business Days of such final, nonappealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Person not make full payment within such fifteen (15) Business Day period, that any amount payable shall accrue interest, compounded annually, calculated from the date of final, nonappealable adjudication until such payment has been made, at a rate of 6% per annum. The parties hereto agree that any indemnification payment pursuant to this Agreement shall be treated as an adjustment to the Purchase Price.

10.7 PURCHASER KNOWLEDGE.

      Notwithstanding anything contained herein to the contrary, the indemnification rights of Purchaser and Purchaser Indemnified Persons contained in this Agreement shall not apply to a claim for a breach of a representation and warranty by Purchaser or Purchaser Indemnified Persons if (i) any individual listed on Schedule 10.7 of the Purchaser Disclosure Schedule had actual knowledge of the facts underlying such claim prior to the Closing Date and (ii) had actual knowledge prior to the Closing Date of the existence of a breach by Seller of its representations and warranties contained in this Agreement as a result thereof. The burden of proof shall be on Seller to prove the actual knowledge of any individual on Schedule 10.7 of the Purchaser Disclosure Schedule as required in the previous sentence.

                                   ARTICLE XI

                       TERMINATION; EFFECT OF TERMINATION

11.1 TERMINATION.

      This Agreement may be terminated at any time prior to the consummation of the Closing by:

            (a) the mutual written consent of Seller and Purchaser; or

            (b) Purchaser, if there has been a material breach by Seller of any representation, warranty, covenant or agreement set forth in this Agreement which is not cured by Seller within ten (10) days after written notice thereof; or

            (c) Seller, if there has been a material breach by Purchaser of any representation, warranty, covenant or agreement set forth in this Agreement which is not cured by Purchaser within ten (10) days after written notice thereof; or

            (d) Purchaser, if the conditions set forth in Sections 9.1 or 9.2 (other than those conditions which by their nature are to be satisfied as part of the Closing) shall not have been satisfied or waived on or prior to July 31, 2005; or

            (e) Seller, if the conditions set forth in Sections 9.1 or 9.3 (other than those conditions which by their nature are to be satisfied as part of the Closing) shall not have been satisfied or waived on or prior to July 31, 2005; or

            (f) Purchaser, or Seller, if any permanent injunction or other Order of a court or other competent authority preventing the Closing shall have become final and nonappealable; provided, however, that no party shall be entitled to terminate this Agreement if such party's breach of this Agreement has prevented the satisfaction of a condition. Any termination pursuant to this Section 11.1 (other than a termination pursuant to Section 11.1(a)) shall be effected by written notice from the party or parties so terminating to the other parties hereto, which notice shall specify the section of this Agreement pursuant to which this Agreement is being terminated; or

            (g) Seller, if Seller concurrently enters into a definitive agreement for a Superior Proposal in accordance with, or has otherwise complied with, all provisions of Section 6.4 hereof and concurrently with such termination, Seller shall have paid to Purchaser the Termination Fee; or

            (h) Seller or Purchaser, if a Termination Fee has been paid by Sellers' Affiliate upon the termination of the Asset Purchase Agreement by Seller's Affiliate.

11.2 EFFECT OF TERMINATION.

      In the event of the termination of this Agreement as provided in Section 11.1, this Agreement shall be of no further force or effect, except for the last sentence of Section 6.1, Section 6.5, this Section 11.2 and Article XII, each of which shall survive the termination of this Agreement. Without limiting the rights of the parties pursuant to Section 12.13, if there shall have occurred an intentional or willful breach by any party of any one or more representations and warranties or covenants in this Agreement and as a result thereof this Agreement is terminated by Seller, on the one hand, or Purchaser, on the other hand, pursuant to Sections 11.1(b), (c), (d) or (e), respectively, then the remedies shall not be limited by the provisions of this Agreement.

                                  ARTICLE XII

                            MISCELLANEOUS PROVISIONS

12.1  AMENDMENT.

      This Agreement shall not be altered or otherwise modified or amended except pursuant to an instrument in writing signed by Purchaser and Seller. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

12.2  ENTIRE AGREEMENT.

      This Agreement and the other agreements and documents referenced herein (including the schedules and the exhibits attached hereto) contain all of the agreements among the parties hereto with respect to the transactions contemplated hereby and supersede all prior agreements, understandings and negotiations, oral and written, among the parties with respect thereto.

12.3  SEVERABILITY.

      It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the Law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

12.4  BENEFITS OF AGREEMENT.

      All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. This Agreement shall not be assignable by any party hereto without the consent of the other parties hereto; provided, however, that anything contained herein to the contrary notwithstanding, Purchaser may, without the prior written consent of any other party, assign any or all of their rights and interests hereunder to any lender providing financing to Purchaser or to any Affiliate of Purchaser. No assignment shall relieve the assignor of any of its obligations hereunder. Seller agrees that if it is acquired (or any portion of it is acquired in a transaction that purports to transfer Seller's rights and/or obligations under this Agreement), any acquiring Person (or such transferee) must agree in writing to be bound by the obligations of Seller under this Agreement or any Related Document prior to such acquisition (or transfer) becoming effective. Notwithstanding the foregoing, Seller agrees to remain liable for their respective obligations hereunder regardless of whether such entity (or portion thereof) is acquired (or transferred).

Except as specifically set forth herein, no Person other than Seller, Purchaser and their respective successors and permitted assigns shall have any rights under this Agreement.

12.5  FEES AND EXPENSES.

      Except as otherwise expressly provided in this Agreement, the parties hereto shall each bear their own expenses incurred in connection with this Agreement and the Related Documents; provided that any and all such expenses incurred by the Company prior to the Closing shall be paid by Seller.

12.6  HEADINGS.

      Descriptive headings are for convenience only and shall not control or affect in any way the meaning or construction of any provision of this Agreement.

12.7  NOTICES.

      All notices or other communications pursuant to this Agreement shall be in writing and shall be deemed to be sufficient if delivered personally, sent by nationally-recognized, overnight courier or mailed by registered or certified air mail (return receipt requested), postage prepaid, to the parties or other Persons specified below at the following addresses (or at such other address for a party as shall be specified by like notice):

            (a)   if to Seller, to:

                  Universal Music GmbH
                  c/o Universal Music Group
                  2220 Colorado Avenue
                  Santa Monica, CA 90404
                  Attention: Executive Vice President, Business and Legal
                  Affairs
                  Telephone No.: 49 30 52007 2505

                  With a copy to:

                  Universal Music International Limited
                  8 St. James's Square
                  London, SW1Y 4JU
                  United Kingdom
                  Attention:  General Counsel
                  Telephone No.:  44 20 7747 4083
                  and with a copy to:

                  Munger, Tolles & Olson LLP
                  355 S. Grand Ave.
                  Los Angeles, California 90071
                  Attention:  Sandra Seville-Jones, Esq.
                  Telephone No.:(213) 683-9126

            (b)   if to Purchaser, to:

                  Entertainment Distribution Company, GMBH
                  c/o Glenayre Technologies, Inc.
                  1130 Lakefield Drive
                  Duluth, Georgia  30097
                  Attention: Chief Financial Officer
                  Telephone No.: (770) 283-2525

                  and

                  Entertainment Distribution Company, GMBH
                  360 Madison Avenue, Suite 500
                  New York, New York 10017
                  Attention: Chief Financial Officer
                  Telephone No.: (212) 981-6917

                  and with a copy to:

                  Greenberg Traurig LLP
                  The Forum
                  3290 Northside Parkway
                  Suite 400
                  Atlanta, Georgia  30327
                  Attention:  James S. Altenbach, Esq.
                  Telephone No.: (678) 553-2100

      All such notices and other communications shall be deemed to have been given and received (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of delivery by nationally-recognized, overnight courier, on the Business Day following dispatch, and (iii) in the case of mailing, on the third Business Day following such mailing.

12.8  COUNTERPARTS.

      This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute one agreement.

12.9  GOVERNING LAW.

      THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN NEW YORK TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE LAW OF NEW YORK WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION'S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

12.10 INCORPORATION OF EXHIBITS AND SCHEDULES.

      The Annexes, Exhibits, Schedules, Seller Disclosure Schedule and Purchaser Disclosure Schedule identified in this Agreement are incorporated herein by reference and made a part hereof.

12.11 INDEPENDENCE OF COVENANTS AND REPRESENTATIONS AND WARRANTIES.

      All covenants hereunder shall be given independent effect so that if a certain action or condition constitutes a default under a certain covenant, the fact that such action or condition is permitted by another covenant shall not affect the occurrence of such default, unless expressly permitted under an exception to such initial covenant; provided that if a certain action requires consent with respect to a certain conduct hereunder and the party required to grant consent to such action in order for the other party to avoid a breach of such covenant grants such consent in accordance with the requirements of this Agreement, such granted consent shall be deemed granted as well hereunder with respect to any additional covenant for which a consent would be required in order to avoid a covenant breach. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty is breached, the fact that another representation or warranty concerning the same or similar subject matter is not breached shall not affect a breach of the particular representation and warranty hereunder.

12.12 INTERPRETATION; CONSTRUCTION.

      The term "Agreement" means this agreement together with the Seller Disclosure Schedule, the Purchaser Disclosure Schedule and all Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. Unless the context otherwise requires, words importing the singular shall include the plural, and vice versa. The use in this Agreement of the term "includes" or "including" means "including, without limitation." The words "herein", "hereof", "hereunder", "hereby", "hereto", "hereinafter", and other words of similar import refer to this Agreement as a whole, including the schedules and exhibits, as the same may from time to time be amended, modified, supplemented or restated, and not to any particular article, section, subsection, paragraph, subparagraph or clause contained in this Agreement. All references to articles, sections, subsections, clauses, paragraphs, schedules and exhibits mean such provisions of this Agreement and the schedules and exhibits to this Agreement, except where otherwise stated. The title of and the article, section and paragraph headings in this Agreement are for convenience of reference only and shall not govern or affect the interpretation of any of the terms or provisions of this Agreement. The use herein of the masculine, feminine or neuter forms shall also denote the other forms, as in each case the context may require. The language used in this Agreement has been chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party, nor shall any previous drafts of this Agreement be utilized by any party to demonstrate the purported intent of the parties with respect to any provision of this Agreement. Accounting terms used but not otherwise defined herein shall have the meanings given to them under GAAP. Unless expressly provided otherwise, the measure of a period of one month or year for purposes of this Agreement shall be that date of the following month or year corresponding to the starting date, provided that if no corresponding date exists, the measure shall be that date of the following month or year corresponding to the next day following the starting date.

12.13 REMEDIES.

      With respect to the agreements and covenants contained in this Agreement, the parties shall each have and retain all rights and remedies existing in their favor under this Agreement, at law or equity, including rights to bring actions for specific performance and injunctive and other equitable relief to enforce or prevent a breach or any violation of the agreements and covenants contained in this Agreement. All such rights and remedies shall, to the extent permitted by applicable Law, be cumulative.

12.14 WAIVER OF JURY TRIAL; SUBMISSION TO JURISDICTION.

      EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY RELATED DOCUMENT.

                                    * * * * *

      IN WITNESS WHEREOF, the parties hereto have executed this Share Purchase Agreement as of the date first written above.

                                                 SELLER:

                                                 UNIVERSAL MUSIC GMBH

                                                 By: /s/ Boyd Muir
                                                     -------------------------
                                                     Name: Boyd Muir
                                                     Title: EVP Universal
                                                            Music International

                                                 COMPANY:

                                                 UNIVERSAL MANUFACTURING &
                                                 LOGISTICS GMBH

                                                 By: /s/ C. Van Dijk
                                                     ------------------------
                                                     Name: C. Van Dijk
                                                     Title: Director

                                                 PURCHASER:

                                                 BLITZ 05-107 GMBH

                                                 By: /s/ Kristopher Wood
                                                     ------------------------
                                                     Name: Kristopher Wood
                                                     Title: Managing Director

                                                 GLENAYRE TECHNOLOGIES, INC.
                                                 (with respect only to
                                                 Section 6.4(d) hereof)

                                                 By: /s/ Clarke H. Bailey
                                                     ------------------------
                                                     Name: Clarke H. Bailey
                                                     Title: Chairman and CEO

                                     ANNEX I

                                   DEFINITIONS

      "Accounting Firm" has the meaning set forth in Section 2.3(d)(ii).

      "Account Party" has the meaning set forth in Section 2.4(b).

      "Acquisition Proposal" means any inquiry, offer or proposal from any Third Party (whether or not in writing) relating to, or that could reasonably be expected to lead to Another Transaction.

      "Affiliate" means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person, including such Person's Subsidiaries.

      "Agreement" has the meaning set forth in Section 12.12; provided that for purposes of Article X only, the term Agreement does not include the Exhibits hereto.

      "Another Transaction" shall mean any acquisition, disposition, business combination, merger, or similar transaction involving all or a material portion of the European Business or a material part of the operating Assets of the European Business or any of the Shares; provided, however, that nothing herein shall be deemed to apply to, or restricts, any proposal, inquiry, offer, negotiation or agreement related to any transaction which is not primarily a sale of the Company or of the European Business.

      "Applicable Obligations" means the Liabilities of Purchaser arising under this Agreement and the Related Documents and the Liabilities of the Company arising under the Manufacturing and Distribution Agreements and the Liabilities of Purchaser's Affiliates under the Asset Purchase Agreement and the Related Documents (as defined in the Asset Purchase Agreement).

      "Apportioned Payables" has the meaning set forth in Section 6.10.

      "Asset Purchase Agreement" has the meaning set forth in the preamble to this Agreement.

      "Assets" means, with respect to any Person, all of the assets, rights, interests and other properties, real, personal and mixed, tangible and intangible, of whatever nature, owned by such Person.

      "Audited Company Financial Statements" has the meaning set forth in
Section 4.7(a)(i).

      "Beneficial Ownership" (and the correlative meanings, "Beneficially Own" and "Beneficially Owning") means having "beneficial ownership", as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended, including pursuant to any agreement, arrangement or understanding, whether or not in writing.

      "Board Approval" has the meaning set forth in Section 6.4(c).

      "Businesses" has the meaning set forth in the preamble to this Agreement.

      "Business Day" means any day that is not a Saturday, Sunday or a day on which banking institutions in New York, New York or Germany are not required to be open.

      "Capital Equipment Amount" has the meaning set forth in Section 2.6.

      "Cash" has the meaning set forth in Section 6.15(b).

      "Closing" has the meaning set forth in Section 3.1.

      "Closing Balance Sheet" has the meaning set forth in Section 2.3(d)(ii).

      "Closing Date" has the meaning set forth in Section 3.1.

      "Closing Threshold" has the meaning set forth in Section 9.2(a).

      "Company" has the meaning set forth in the preamble to this Agreement.

      "Company Financial Statements" has the meaning set forth in Section 4.7(a)(ii).

      "Competing Business" has the meaning set forth in Section 6.6(c)(iii).

      "Confidential or Proprietary Information" means all information about or relating to the European Business, provided that Confidential or Proprietary Information shall not include information to the extent it: (i) is or becomes generally available or known to the public, other than as a result of any disclosure by Seller or any of its Affiliates in violation of this Agreement,
(ii) is or becomes available to Seller or one of its Affiliates from any source (not in violation of any confidentiality agreement) other than Purchaser, or
(iii) is generated by or related to Seller's Core Business.

      "Confidentiality Agreement" has the meaning set forth in Section 6.1(a).

      "Consolidated EBITDA" means, for any period, Consolidated Net Income for such period, plus, without duplication and to the extent deducted from revenues in determining Consolidated Net Income for such period, the sum of (a) the aggregate amount of Consolidated Interest Expense for such period, (b) the aggregate amount of income Tax expense for such period, (c) all amounts attributable to depreciation, amortization and other non-cash charges or losses for such period, (d) all extraordinary charges during such period and (e) all non-recurring expenses incurred during such period, all as determined on a consolidated basis with respect to any Person in accordance with GAAP.

      "Consolidated Interest Coverage Ratio" means, with respect to any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

      "Consolidated Interest Expense" means, for any period (a) the cash interest payable by a Person minus (b) interest income, in each case determined on a consolidated basis in accordance with GAAP.

      "Consolidated Net Income" means, for any period, net income or loss of a Person determined on a consolidated basis in accordance with GAAP.

      "Contract" means any loan or credit agreement, note, bond, mortgage, indenture, lease, sublease, purchase order or sales order with a minimum purchase requirement or other agreement, contract, commitment or license.

      "Control" means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

      "Corporate Insurance Policies" has the meaning set forth in Section 6.17.

      "Distribution Restriction" has the meaning set forth in Section 6.6(c).

      "Effective Time" has the meaning set forth in Section 2.2.

      "Employee" shall mean any current employee of the Company or the European Business.

      "Employee Plan" means any scheme or plan of any kind, under which Employees are being granted a benefit or any other bonus, equity compensation, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination plan, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, pension, profit sharing or retirement plan, including old age early retirement plan (Altersteilzeit), employment agreement or other employee benefit plan, program or arrangement involving direct or indirect compensation, fringe benefits or perquisites and under which the European Business has any present or future obligations or Liability on behalf of its current or former employees, directors or agents of the European Business or their dependents or beneficiaries, regardless how the scheme was established, i.e., without limitation, through works agreement, unilateral promise by the employer, employment contract, or collective bargaining agreement.

      "Employment Contract" shall mean any employment, retention, severance, change-in-control or similar-type agreement.

      "Encumbrances" shall mean and include security interests, mortgages, liens, pledges, charges, and all other encumbrances, whether or not relating to the extension of credit or the borrowing of money.

      "Environmental Claims" means any and all Proceedings arising out of, or related to the presence, Release or threatened Release of any Hazardous Materials, including Proceedings alleging common law Liability arising out of, or related to the presence, Release or threatened Release of any Hazardous Materials.

      "Environmental Costs and Liability" shall mean any Losses arising under any applicable Environmental Health and Safety Law or any order or contract existing prior to the Closing, including any natural resource damages.

      "Environmental, Health and Safety Laws" means all civil and criminal Laws, rules, Permits, or Orders relating to or addressing pollution or protection of the environment, public health and safety, including all those relating to the presence, use, production, processing, generation, handling, labeling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control, cleanup of, or exposure to any Hazardous Materials, substances or wastes, provided, however, that any zoning, building or land use ordinances shall not be included in the definition of Environmental, Health and Safety Laws.

      "Equity Interests" means (i) with respect to a corporation, any and all shares, interests, participation or other equivalents (however designated) of corporate stock, including all common stock and preferred stock, or warrants, options or other rights to acquire any of the foregoing and (ii) with respect to a partnership, limited liability company or similar Person, including trading partnership (Offene Handelsgesellschaft, OHG), limited liability partnership (Kommanditgesellschaft), partnership according to German Civil Law (Gesellschaft Burgerlichen Rechts, GbR), silent partnership according to the German Commercial Code (Stille Gesellschaft), any and all units, interests, rights to purchase, warrants, options or other equivalents of, or other ownership interests in, any such Person.

      "European Business" means the following services with respect to Products in United Kingdom, Denmark, Norway, Sweden, Finland, France, Spain, Portugal, Italy, Germany, Switzerland, Austria, Belgium, the Netherlands and Luxembourg, in each case to the extent conducted by the Company as of the date hereof: (i) pre-production services (expressly excluding content mastering (other than glass mastering), authoring and similar content preparation); (ii) selection of raw materials suppliers; (iii) ordering raw materials (including components) from various suppliers such as pressing plants, duplicators and printers; (iv) replication and manufacturing; (v) assembly; (vi) staging for shipment components to various points; (vii) staging for shipment finished units from point of manufacture to distributors and other shipment locations; (viii) inventory control with respect to raw material component parts; (ix) physical distribution (excluding promotions, in-store displays and similar sales and mastering distributions); (x) processing of returns for scrap or return to inventory; (xi) inventory control and warehousing with respect to finished units; and (xii) shipment of finished units, and, in all cases, expressly excluding Seller Core Business.

      "Excluded Representations" has the meaning set forth in Section 10.4.

      "Expiration Date" has the meaning set forth in Section 6.13(a).

      "Facilities" means all real property used or occupied by the operations of the European Business.

      "Final Adjustment Amount" has the meaning set forth in Section 2.3(d)(ii).

      "Final Calculations" has the meaning set forth in Section 2.3(d)(ii).

      "Final Cash Balance" has the meaning set forth in Section 2.3(d)(ii).

      "Final Seller Receivable" has the meaning set forth in Section 2.3(d)(ii).

      "Financial Certificate" has the meaning set forth in Section 6.13(e).

      "Finished Goods" means the finished goods inventory (as defined by GAAP and consistent with past practice) located in the European manufacturing plant or held by third parties on consignment for Seller.

      "GAAP" means United States generally accepted accounting principles, applied on a basis consistent with past practice.

      "German GAAP" means German generally accepted accounting principles, applied on a basis consistent with past practice.

      "Glenayre" means Glenayre Technologies, Inc., a Delaware Corporation.

      "Governmental Entity" means federal, state, local or foreign, supranational or international government and any court, tribunal, arbitral body, administrative agency, commission or other governmental, government appointed, or regulatory authority, reporting entity or agency.

      "Hanover Option Agreement" has the meaning set forth in Section 9.2(h)(vi)

      "Hazardous Materials" shall mean any and all radioactive materials or wastes, petroleum (including crude oil or any fraction thereof), petroleum products or petroleum distillates, fractions or wastes, pesticides, asbestos-containing materials, urea formaldehyde foam, heavy metals and any other wastes, materials, chemicals or substances regulated pursuant to any applicable Environmental, Health and Safety Law .

      "Indemnified Persons" means and includes Purchaser Indemnified Persons and/or Seller Indemnified Persons, as the case may be.

      "Indemnifying Persons" means and includes Purchaser Indemnifying Persons and/or Seller Indemnifying Persons, as the case may be.

      "Intellectual Property Rights" means all intellectual property rights, including patents, trademarks, trade names, service marks, service mark applications, trade dress, logos, designs, devices, domain names and the goodwill connected with the foregoing, copyrights, software, databases, mask works, know how, technical information, trade secrets, processes, formulae, licenses, inventions, discoveries, designs or design protocols, drawings, blueprints, specifications, and all documentation and media constituting, describing or relating to the foregoing, including manuals, memoranda and records, and any registrations or applications for registration of any of the foregoing.

      "International Distribution Agreement" means the Distribution and Related Services Agreement between Universal International Music B.V. and the Company.

      "International Manufacturing Agreement" means the Manufacturing and Related Services Agreement between Universal International Music B.V. and the Company.

      "Inventory" means the Supplied Production Components and WIP of the Company. For the avoidance of doubt, Inventory does not include Finished Goods.

      "Issuing Bank" has the meaning set forth in Section 6.13(a).

      "Jubilee Program" means the obligations relating to the current program to make anniversary payments to employees of the Company.

      "Knowledge" of Seller or the Company means the actual knowledge of any Person who is listed on Section I of the Seller Disclosure Schedule.

      "Law" means any applicable foreign, international, federal, state or local law, statute, treaty, regulation, ordinances, or similar provision having the force or effect of law, but excluding all Environmental, Health and Safety Laws.

      "Lease Agreement" has the meaning set forth in Section 9.2(h)(iii).

      "Leases" means the leases for the Real Property listed in Section 4.9(a) of the Seller Disclosure Schedule.

      "Leased Real Property" has the meaning set forth in Section 4.9(b).

      "Letter Agreement" has the meaning set forth in Section 9.2(h)(viii).

      "Letter of Credit" has the meaning set forth in Section 6.13(a).

      "Liability" means any debt, liability, commitment or obligation, of any kind, character or nature whatsoever, whether known or unknown, asserted or unasserted, choate or inchoate, secured or unsecured, accrued, fixed, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due.

      "Licensed Requisite Rights" means all Intellectual Property Rights which the Company (or any of its Affiliates) has a Contract (other than a contract for the purchase of equipment that includes Intellectual Property Rights licensed with such equipment) to use and which are used in, held for use in or otherwise relate to, the European Business.

      "Losses" means any and all losses, claims, costs, damages, Liabilities, fines, penalties, judgments, settlements, expenses (including reasonable attorneys', accountants', experts, engineers, consultants and other professionals' fees and costs of investigation, litigation, settlement, fees, judgments, assessments and Taxes (including interest or penalties thereon) provided, however, Losses shall not include any consequential damages, lost profits, damage to reputation or the like, but such damages shall be limited to out-of-pocket Losses.

      "Manufacturing and Distribution Agreements" means the Manufacturing and Distribution Agreements as defined in the Asset Purchase Agreement.

      "Manufacturing Restriction" has the meaning set forth in Section 6.6(c).

      "Margin Agreements" has the meaning set forth in Section 6.14.

      "Margin Agreements Certificate" has the meaning set forth in Section 6.14.

      "Material Adverse Change" means any adverse change, loss or damage, which, individually or in the aggregate, has had or would reasonably be expected to have a material adverse change to (i) the expenses and the Manufacturing Requirements (as defined in the International Manufacturing Agreement) of the Company or the European Business or to the condition of the Assets of the Company or (ii) the Company's or Seller's performance of any of their obligations hereunder or under the Related Documents.

      "Material Adverse Effect" means any event, condition, change, fact, circumstance or effect, which, individually or in the aggregate, has had or would reasonably be expected to have, with respect to the Company or Seller, a material adverse effect on (i) the Shares, the Assets of the Company or the European Business or (ii) the Company's or Seller's performance of any of their obligations hereunder or under the Related Documents.

      "Material Interest" means (i) an ownership interest (equity or otherwise) in any Person, directly or indirectly, which is in excess of 10% of the total ownership interests of such Person other than any Seller Permitted Joint Venture or (ii) the ability to control or manage the operations of a Person, whether by contract, voting agreement or otherwise or (iii) the ability to elect any member of the Board of Directors or similar governing body, or the ability to appoint the Chief Executive Officer, President or comparable senior management of such Person.

      "Mercer Valuation" has the meaning set forth in Section 4.16(a).

      "New Venture" has the meaning set forth in Section 6.6(c)(iii).

      "Non-Material" has the meaning set forth in Section 6.8(c).

      "Non-Solicit Period" means the period from and after the Closing until the date on which the International Manufacturing Agreement, with respect to the manufacturing business, or the International Distribution Agreement, in the case of the distribution business, expire or terminate (unless, in the case of termination, termination is a result of the failure of Seller comply with the terms thereof)

      "Notice of Disagreement" has the meaning set forth in Section 2.3(d)(ii).

      "Orders" means judgments, writs, decrees, injunctions or judicial or administrative orders of any Governmental Entity.

      "Organizational Documents" means (i) any certificate or articles filed with any state which filing forms a Person and (ii) all agreements, documents or instruments governing the internal affairs of a Person, including such Person's by-laws, codes of regulations, partnership agreements, limited liability company agreements and operating agreements.

      "Patent Licenses" means the licenses or other rights to use technology patents, including those owned by Philips and Sony or any of their affiliates, used in the operation of the European Business.

      "Pension Drop Down" has the meaning set forth in Section 4.16(d).

      "Pension Schemes" has the meaning set forth in Section 4.16(a).

      "Permits" means all permits, licenses, authorizations, registrations, franchises, approvals, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Entities.

      "Permitted Encumbrances" means (i) Encumbrances for Taxes not yet due and payable or being contested in good faith by appropriate proceedings and for which there are adequate reserves on the books, (ii) workers, or unemployment compensation liens arising in the ordinary course of business; (iii) mechanic's, materialman's, supplier's, vendor's or similar liens arising in the ordinary course of business securing amounts that are not delinquent or are being contested in good faith by appropriate proceedings; (iv) Encumbrances expressly permitted by this Agreement and the Related Documents; (v) Encumbrances discharged or released at or prior to Closing but for which public filings to record such discharges or releases will be filed substantially simultaneously or immediately after Closing; (vi) zoning, set back, building and other similar restrictions including restrictions and requirements affecting the real property on which the Facilities are located imposed by deeds, leases, development agreements, declarations and redevelopment authorities provided that such Encumbrances do not, individually or in the aggregate have a material adverse effect on the operations of the European Business; and (vii) the interests of lessors in equipment leased or loaned to the Company.

      "Person" shall be construed broadly and shall include an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or any other Governmental Entity (or any department, agency or political subdivision thereof) or any other legal person.

      "Post-Closing Period" has the meaning set forth in Section 6.10.

      "Pre-Closing Period" has the meaning set forth in Section 6.10.

      "Pre-Closing Tax Period" has the meaning set forth in Section 8.1.

      "Preliminary Adjustment Amount" has the meaning set forth in Section
2.3(c).

      "Preliminary Balance Sheet" has the meaning set forth in Section 2.3(a).

      "Preliminary Cash Balance" has the meaning set forth in Section 2.3(b)(i).

      "Proceedings" means any lawsuit, complaint, claim, action, suit or proceedings before any Governmental Entity.

      "Products" means any and all types of optical discs now known or hereafter devised, including compact discs in any form and Digital Versatile Discs in any forms and any other high-density optical discs, including, in each case, any successor format or replacement product. For the purposes of this definition, a compact disc includes audio CD, CD-ROM, Video CD, CD-I, CD-R, CD-RW, Photo CD, Enhanced CD and CD+G as each such term is commonly used and understood. For the purposes of this definition, a Digital Versatile Disc includes DVD-Audio, DVD-Video, DVD-ROM, DVD-R, DVD-RW and DVD-RAM, as each such term is commonly used and understood.

      "Purchase Price" has the meaning set forth in Section 2.1.

      "Purchaser" has the meaning set forth in the preamble to this Agreement.

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

      "Purchaser Disclosure Schedule" means the written information entitled "Purchaser Disclosure Schedule" delivered by Purchaser to Seller prior to execution of this Agreement and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made.

      "Purchaser Indemnified Persons" means and includes Purchaser and Purchaser (as defined in the Asset Purchase Agreement) and each of their Affiliates, and each of their permitted successors and assigns, and the respective officers, directors, employees, shareholders, partners and agents of each of the foregoing.

      "Purchaser Indemnifying Person" means Purchaser and its successors and assigns.

      "Purchaser Losses" means any and all Losses sustained, suffered or incurred by any Purchaser Indemnified Person arising from or in connection with any matter which is the subject of indemnification under Article X.

      "Purchaser Material Adverse Effect" means any event, condition, change, fact, circumstance or effect, which, individually or in the aggregate, has had or would reasonably be expected to have, with respect to Purchaser, a material adverse effect (i) on the business, operations, and condition (financial or otherwise) operating results or Liabilities of Purchaser or (ii) on its performance of any of its obligations hereunder or under the Related Documents.

      "Related Documents" has the meaning set forth in Section 9.2(h).

      "Release" means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration of a Hazardous Material into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure or facility.

      "Remediation Measures" means any (i) investigation, monitoring, clean-up, containment, remediation, mitigation, removal or treatment, including, the preparation and implementation of any work plans and the obtaining of authorizations, approvals and permits with Governmental Entities with respect thereto, and (ii) any response to, or preparation for, any inquiry, order, hearing or other proceeding by or before any Governmental Entity.

      "Restricted Territory" has the meaning set forth in Section 6.6(c)(iv).

      "Security Deposit" has the meaning set forth in Section 6.13(a).

      "Seller" has the meaning set forth in the preamble to this Agreement.

      "Seller Acquired Business" has the meaning set forth in Section
6.6(c)(iii).

      "Seller Confidential or Proprietary Information" means all information about or relating to Seller's business, assets and operations (other than the European Business), including all Intellectual Property Rights, provided that Seller Confidential or Proprietary Information shall not include information which: (i) is or becomes generally available or known to the public, other than as a result of any disclosure by Purchaser or any of its Affiliates in violation of this Agreement, or (ii) is or becomes available to Purchaser or one of its Affiliates from any source other than Seller or its Affiliates.

      "Seller Core Business" means the following lines of business (i) sales of Product (i.e., solicitation of wholesale and/or retail purchasers of Product) but not including rack jobbing; (ii) marketing and advertising of Product; (iii) content acquisition (whether directly (e.g., as a producer of music) or indirectly (e.g., by acquisition of record labels)); (iv) account executive services; (v) catalog program management; (vi) special markets sales; (vii) field marketing and merchandising; or (viii) the facilitation, for itself or third parties, of the electronic distribution of music or other audio and/or visual content but not including backroom services relating to such electronic distribution.

      "Seller Disclosure Schedule" means the written information entitled "Seller Disclosure Schedule" delivered by Seller to Purchaser prior to execution of this Agreement and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made.

      "Seller's Environmental Obligations" means all Environmental Costs and Liabilities imposed or required by Environmental Health and Safety Laws, arising in connection with or to the extent resulting from any events, facts or circumstances existing on or before the Closing Date relating to any Site, or the operations of the Company or any of its Affiliates or its predecessors and assigns at such Site at any time on or before the Closing Date, including any Post-Closing effects thereof (regardless of whether such matters have been disclosed in this Agreement, the Seller Disclosure Schedule or otherwise), except to the extent that such Post-Closing effects are caused by or contributed to by Purchaser, Purchaser's Affiliates, employees, contractors or assigns), including (A) the presence, Release, threatened Release, or migration of any Hazardous Materials, at from, in, to, on or under any Site in concentrations requiring remediation or corrective action pursuant to applicable Environmental Health and Safety Laws or at any location to which Hazardous Materials were sent by or on behalf of the Company or its Affiliates or any of its predecessors or assigns ("Off-Site Disposal Location"); (B) exposure to or injury (including death) of Persons as a result of Hazardous Materials at or emanating from any Site or Off-Site Disposal Location; (C) any fine or penalty resulting from a violation of any Environmental Health and Safety Law or Permit by the Company or any of its Affiliates or its predecessors and assigns.

      "Seller Indemnified Persons" means and includes Seller and Sellers (as defined in the Asset Purchase Agreement) and each of their Affiliates, each of their respective successors and assigns, and the respective officers, directors, employees, shareholders, partners and agents of each of the foregoing.

      "Seller Indemnifying Persons" means Seller and each of their respective successors and assigns.

      "Seller Losses" shall mean any and all Losses sustained, suffered or incurred by any Seller Indemnified Person arising from or in connection with any matter which is the subject of indemnification under Article X.

      "Seller Permitted Joint Venture" means any entity organized as a limited partnership, limited liability company or limited liability limited partnership of which: (i) neither Seller nor any of their Affiliates acts as general partner or controls the operations of such entity, and (ii) either Seller or any of its Affiliates, separately or as a member of a Group, (A) Beneficially Own 50% or less of the economic or voting interests of such entity and the revenues of such entity derived from Seller Restricted Activities (I) represent less than 10% of Purchaser's then existing revenues and (II) represent less than 10% of such entity's then existing revenues, or (B) Beneficially Own 20% or less of the economic or voting interests of such entity and the revenues of such entity derived from Seller Restricted Activities represent less than 10% of Purchaser's then existing revenues.

      "Seller Receivable" has the meaning set forth in Section 2.3(b)(ii).

      "Seller Reduced Terms" has the meaning set forth in Section 6.6(c)(iii).

      "Seller Restricted Activities" has the meaning set forth in Section
6.6(c).

      "Seller Restricted Period" has the meaning set forth in Section 6.6(c).

      "Seller's Last Offer" has the meaning set forth in Section 6.6(c)(iii).

      "Share Capital Payment" has the meaning set forth in Section 2.3(b)(i)(A).

      "Share Transfer Agreement" has the meaning set forth in Section 9.2(h)(i).

      "Shares" has the meaning set forth in Section 1.1(a).

      "Site" shall mean the Leased Real Property, including all soil, subsoil, surface waters and groundwater thereat and thereunder.

      "Site Service Agreement" has the meaning set forth in Section 9.2(h)(vii).

      "Straddle Period" has the meaning set forth in Section 8.1.

      "Subsidiary" of any Person shall mean and include (i) any corporation more than 50% of whose stock of any classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (ii) any partnership, association, joint venture or other entity (other than a corporation) in which such Person directly or indirectly through Subsidiaries, has more than a 50% equity interest at the time.

      "Superior Proposal" means any bona fide written Acquisition Proposal that a majority of the members of Seller's board of directors determines in good faith by resolution duly adopted after conclusion with its outside legal counsel and financial advisor (a) could result in a transaction, that if consummated, is more favorable to the stockholders of Seller from a financial point of view than the transaction contemplated by this Agreement (after taking into account any revisions made or proposed by Purchaser) and (b) is reasonably capable of being consummated on the terms proposed (taking into account all legal, financial, regulatory, and other relevant considerations).

      "Supplied Production Components" means the jewel boxes, trays, polycarbonate, ink, lacquer, spine label stock, corrugated boxes, shrink film and blank sticker/label paper stock.

      "Survival Date" has the meaning set forth in Section 10.4.

      "Taxes" means, with respect to any Person, (i) all taxes (including any tax on or based upon net income, or gross income, or income as specially defined, or earnings, or profits, or selected items of income, earnings or profits) and all gross receipts, sales, use, ad valorem, transfer, franchise, escheat, license, withholding, payroll, employment, excise, severance, occupation, premium, property or windfall profits taxes, real property tax, alternative or add-on minimum taxes, customs duties or other taxes, fees (including accounting, financial advisor and legal fees directly associated therewith), assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Authority and (ii) any Liability for the payment of any amount of the type described in the immediately preceding clause (i) as a result of (A) being a "transferee" (within the meaning of Section 6901 of the Code or any other applicable Law) of another Person or a member of an affiliated or combined group, (B) being a member of an affiliated, consolidated or combined group with any other competitors or (C) a contractual obligation or otherwise.

      "Tax Return" has the meaning set forth in Section 8.1.

      "Taxing Authority" means any Governmental Entity with the power to impose Taxes.

      "Termination Fee" shall mean $3 million

      "Third Party Claim" has the meaning set forth in Section 10.3.

      "Third Party Receivables" has the meaning set forth in Section 2.4(a).

      "Threshold Amount" has the meaning set forth in Section 10.5(a).

      "Transition Services Agreement" has the meaning set forth in Section 9.2(h)(iv).

      "UMG Manufacturing" has the meaning set forth in the preamble to this Agreement.

      "Unaudited Company Financial Statements" has the meaning set forth in
Section 4.7(a)(ii).

      "Universal M&V" has the meaning set forth in the preamble to this Agreement.

      "Unpaid Third Party Receivables" has the meaning set forth in Section 2.4(a).

      "U.S. Business" has the meaning set forth in the preamble to this Agreement.

      "WIP" means those items of Inventory located at the Facilities considered works-in-process (as defined by GAAP and consistent with past practices).